UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Harman International Industries, Incorporated

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Harman International Industries, Incorporated

400 Atlantic Street

Stamford, CT 06901

October 13, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Harman International Industries, Incorporated, a Delaware corporation. The meeting will be held on Wednesday, December 8, 2010, beginning at 11:00 a.m. Eastern Time at our corporate headquarters located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Information about the meeting is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

At the meeting, management will report on our company’s operations during fiscal 2010 and comment on our outlook for the current fiscal year. The report will be followed by a question and answer period.

It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and promptly return the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

We look forward to seeing you on December 8th.

Sincerely,

Dinesh C. Paliwal
Chairman, Chief Executive Officer and President

Harman International Industries, Incorporated

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 8, 2010

Important Notice regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on December 8, 2010

The Proxy Statement and Annual Report to Stockholders

are available at https://materials.proxyvote.com/413086

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Annual Meeting”) will be held at our corporate headquarters located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, on December 8, 2010, beginning at 11:00 a.m. Eastern Time. The Annual Meeting will be held for the following purposes:

(1)	To elect the three directors named in the accompanying Proxy Statement to serve until the 2013 Annual Meeting of Stockholders;

(2)	To approve an amendment to the Harman International Industries, Incorporated Amended and Restated 2002 Stock Option and Incentive Plan to increase the number of shares available for issuance under such plan; and

(3)	To conduct any other business that may be properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement. Stockholders of record as of the close of business on October 11, 2010 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

If you plan to attend the Annual Meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is our Annual Report for fiscal 2010.

By Order of the Board of Directors,

Todd A. Suko
Executive Vice President, General Counsel and Secretary

Stamford, CT

October 13, 2010

IMPORTANT

Whether or not you plan to attend the Annual Meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the telephone or Internet voting procedures described on the proxy card. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of shares entitled to vote at the Annual Meeting who have evidence of such ownership, a duly appointed proxy holder of an absent stockholder and our invited guests. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. If you wish to attend the Annual Meeting but your shares are held in the name of a broker, bank or other nominee, you should bring with you a proxy or letter from the broker, bank or nominee as evidence of your beneficial ownership of the shares.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

400 Atlantic Street

Stamford, CT 06901

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (sometimes referred to as “we,” “us,” “our,” or “our company”) for use at our 2010 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about October 21, 2010.

Holders of record of our common stock, $0.01 par value per share (“Common Stock”), as of the close of business on October 11, 2010 (the “Record Date”) are entitled to vote at the Meeting. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder. On October 11, 2010, there were 69,565,926 shares of Common Stock outstanding and entitled to vote.

You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card in the enclosed envelope;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to our company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to a specific nominee. If a properly executed proxy does not provide instructions, the shares of Common Stock represented by your proxy will be voted as follows:

•	FOR the election of each of the three director nominees to serve until our company’s 2013 Annual Meeting of Stockholders;

•	FOR the amendment to the Harman International Industries, Incorporated Amended and Restated 2002 Stock Option and Incentive Plan; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting.

Our company’s majority voting policy requires any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” his or her election to tender his or her resignation promptly following the certification of the election results. The Nominating and Governance Committee of the Board will consider all of the relevant facts and circumstances and make a recommendation to the Board with respect to accepting or rejecting the resignation. Within 90 days, the Board is required to take action with respect to the recommendation and to publicly disclose its decision by issuing a press release. The majority voting policy is more fully described below in “The Board, Its Committees and Its Compensation — Corporate Governance — Majority Voting Policy.”

Those stockholders who fail to return a proxy or attend the Meeting will not have their shares of Common Stock count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the Meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. Effective January 1, 2010, your broker will no longer be permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. To ensure your shares are voted in the manner you desire, you should instruct your broker, bank or other financial institution before the date of the Meeting on how to vote your shares.

If you own shares through our retirement or employee savings and investment plan, and you do not direct the trustee of the 401(k) plan to vote your shares, then the trustee will vote the shares credited to your account in the same proportion as the voting of shares for which the trustee receives direction from other participants.

We are soliciting your proxy and will pay the cost of preparing and mailing this Proxy Statement and the enclosed proxy card. We have retained BNY Mellon Shareowner Services LLC (“Mellon”) to assist in the solicitation of proxies for the Meeting. For these services, we will pay Mellon a base fee of $5,500 and will reimburse Mellon for out-of-pocket expenses. Additionally, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

QUESTIONS AND ANSWERS

Q:	Who can attend the Meeting?

A:	All stockholders of record as of the close of business on October 11, 2010 can attend the Meeting. Seating, however, is limited. Attendance at the Meeting will be on a first-arrival basis.

Q:	What do I need to do to attend the Meeting?

A:	To attend the Meeting, please follow these instructions:

•

If shares you own are registered in your name or if you own shares through our company’s retirement or employee savings and investment plan, bring your proof of ownership of Common Stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of your ownership of Common Stock through such broker or nominee and a form of identification.

Q:	Will there be a management presentation at the Meeting?

A:	Management will give a brief presentation at the Meeting.

Q:	If more than one stockholder lives in my household, how can I obtain an extra copy of this Proxy Statement and the Annual Report?

A:	Pursuant to the rules of the Securities and Exchange Commission (“SEC”), services that deliver our communications to stockholders who hold their shares through a broker or other nominee may deliver to multiple stockholders sharing the same address a single copy of this Proxy Statement and our Annual Report. Upon written or oral request, we will mail a separate copy of this Proxy Statement and our Annual Report to any stockholder at a shared address to which a single copy of each document was delivered. You may contact us with your request by writing to our company’s Secretary at the following address: 400 Atlantic Street, Suite 1500, Stamford, CT 06901, or by calling (203) 328-3500. We will mail materials you request at no cost to you. You can also access this Proxy Statement and our Annual Report online at https://materials.proxyvote.com/413086.

Q:	How many votes are needed to approve each proposal?

A:	For Proposal No. 1, the election of directors to hold office until the 2013 Annual Meeting of Stockholders, a nominee will be elected if the number of votes cast “For” that nominee exceeds the number of “Withheld” votes cast for that nominee. Abstentions and broker non-votes will have no effect. To be approved, Proposal No. 2, the amendment to the Harman International Industries, Incorporated Amended and Restated 2002 Stock Option and Incentive Plan to increase the number of shares authorized for issuance under such plan, must receive a “For” vote from the majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of ten directors, divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. There are three directors whose term of office expires at the Meeting. This section contains information relating to the three director nominees and the directors whose terms of office extend beyond the Meeting.

The nominees for election are Dr. Harald Einsmann, Ann McLaughlin Korologos and Kenneth M. Reiss. Each of the nominees for election at the Meeting is currently a director of our company and was selected by the Board as a nominee in accordance with the recommendation of the Nominating and Governance Committee of the Board (“Nominating Committee”). If elected at the Meeting, each of the nominees would serve until the 2013 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.

The Board expects that the nominees will be available for election at the time of the Meeting. If for any reason a nominee should become unavailable for election, the shares of Common Stock voted “For” that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors or allows that nominee’s director position to remain vacant until a qualified nominee is identified.

In an uncontested election, directors shall be elected by the vote of a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the Meeting. In a contested election, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular Board position is elected for that position. The election of directors at the Meeting is an uncontested election. Therefore, for Proposal No. 1, the election of Dr. Harald Einsmann, Ann McLaughlin Korologos and Kenneth M. Reiss as directors to hold office each for a three year term, a nominee will be elected if the number of votes cast “For” that nominee exceeds the number of “Withheld” votes cast for that nominee. Abstentions and broker non-votes will have no effect.

Nominees to be Elected at the Meeting

Dr. Harald Einsmann	Director since October 2007

Dr. Einsmann, age 76, served as an Operating Partner of EQT Partners AB, a European private equity group, from 2000 until his retirement in 2006. Prior to joining EQT, Dr. Einsmann was an Executive Vice President of The Procter & Gamble Company worldwide, and their President of Europe, Middle East and Africa. He serves as a director of Tesco Plc; the Carlson Group, a provider of business and leisure travel, hotel, restaurant, cruise and marketing services; Checkpoint Systems, Inc., a provider of integrated system solutions for retail security, labeling and merchandising; and Rezidor Hotel Group in Scandinavia.

Dr. Einsmann’s qualifications to serve on the Board include his extensive expertise and experience in the areas of retail, consumer goods, manufacturing and international markets, as well as comprehensive management and leadership experience he gained as the former head of a global business unit. He also has significant public company board experience.

Ann McLaughlin Korologos	Director since November 1995

Ms. Korologos, age 68, has served as our Lead Director since May 2008. From April 2004 to April 2010, she served as Chairman of the RAND Corporation Board of Trustees. She is Chairman Emeritus of The Aspen Institute, where she served as Chairman from 1996 to 2000. Ms. Korologos was a Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm, from 1996 to 2005. From 1987 until 1989 she served as the United States Secretary of Labor. Ms. Korologos is a director of AMR Corporation and its subsidiary, American Airlines, Inc.; Host Hotels & Resorts, Inc.; Kellogg Company; and Vulcan Materials Company, a provider of construction aggregates. Ms. Korologos also served as a director of Microsoft Corporation and Fannie Mae during the last five years.

Ms. Korologos’ qualifications to serve on the Board include her expertise and experience in the areas of international markets, marketing, regulatory and government affairs, policy making, and social responsibility and reputational issues. She also has significant public company board experience (including specific experience in compensation, diversity, corporate governance and social responsibility).

Kenneth M. Reiss	Director since February 2008

Mr. Reiss, age 67, served as a partner with Ernst & Young, an accounting firm he joined in 1965, from 1977 until his retirement in June 2003. While at Ernst & Young, he also served as Managing Partner for the Assurance and Advisory Practice in the firm’s New York office and served as the lead auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Kenneth Cole Products, Inc. Mr. Reiss serves on the board of directors of The Wet Seal, Inc., a national specialty retailer. Mr. Reiss also served as a director of Eddie Bauer Holdings, Inc. and Guitar Center, Inc. during the last five years.

Mr. Reiss’ qualifications to serve on the Board include his extensive expertise and experience in the areas of auditing, accounting, finance and risk management. He also has significant public company board experience (including specific experience serving on audit committees).

The Board recommends a vote FOR election of each of the nominees.

Directors Whose Terms Extend Beyond the Meeting

Brian F. Carroll	Director since October 2007

Mr. Carroll, age 39, has been a member of Kohlberg Kravis Roberts & Co., a leading global alternative asset manager, since January 2006. Prior thereto, he served as an executive of KKR from 1995 until 1997 and from July 1999 until December 2005. From 1997 to 1999, he attended business school at Stanford University. Mr. Carroll is also a member of the board of directors of Rockwood Holdings, Inc., a specialty chemicals and advanced materials company. Mr. Carroll also served as a director of Sealy Corporation during the last five years. His current term as a director expires at the 2011 Annual Meeting of Stockholders.

Mr. Carroll’s qualifications to serve on the Board include his extensive expertise and experience gained through his significant role in KKR’s private equity investments. Mr. Carroll also is actively involved in public companies affiliated with KKR and has substantial experience in merger and acquisition transactions.

Rajat K. Gupta	Director since January 2010

Mr. Gupta, age 61, has served as Senior Partner Emeritus of McKinsey & Company, a management consulting firm he joined in 1973, since January 2008. Mr. Gupta served as McKinsey & Company’s Senior Partner from 2003 until his retirement in January 2008, and as Worldwide Managing Director from 1994 until 2003. Mr. Gupta currently serves as a director of Genpact Limited, a business processes outsourcing company; AMR Corporation and its subsidiary, American Airlines, Inc.; and The Procter & Gamble Company. Mr. Gupta also served as a director of The Goldman Sachs Group, Inc. and Sberbank of Russia during the last five years. His current term as a director expires at the 2011 Annual Meeting of Stockholders.

Mr. Gupta’s qualifications to serve on the Board include his extensive expertise and experience, gained during his 34 years at McKinsey advising many leading companies on a broad range of topics, including strategy, operations, and organizational and leadership issues. He also has significant public company board experience.

Dr. Jiren Liu	Director since December 2009

Dr. Liu, age 55, is the founder, Chairman and CEO of Neusoft Corporation, a leading IT solutions and services provider in China founded in 2001. Dr. Liu is also a professor and vice president at the Northeastern University China, serves as vice chairman of the China Software Industry Association, and is a standing member of the Chinese Association of Automation. He does not currently serve, and has not served in the last five years, on any other public company boards. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Dr. Liu’s qualifications to serve on the Board include his extensive expertise and experience in the areas of technology, emerging markets and innovation, as well as the comprehensive management and leadership experience he gained as the founder and leader of a global technology business.

Edward H. Meyer	Director since July 1990

Mr. Meyer, age 83, has served as Chairman, Chief Executive Officer and Chief Investment Officer of Ocean Road Advisors, Inc., an investment management company, since January 2007. From 1972 to 2006, Mr. Meyer served as Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a global advertising and marketing services company. Mr. Meyer also serves as a director of Ethan Allen Interiors Inc.; Retail Opportunity Investments Corp., a REIT that invests in a diverse portfolio of necessity-based retail properties; and National CineMedia, Inc., an in-theater advertising company. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Meyer’s qualifications to serve on the Board include his extensive expertise and experience in the areas of sales, advertising, marketing and investment management. He also has significant public company board experience.

Dinesh C. Paliwal	Director since August 2007

Mr. Paliwal, age 52, has served as our Chairman, Chief Executive Officer and President since July 1, 2008. He joined our company in July 2007 as Vice Chairman, CEO and President. Prior to joining our company, Mr. Paliwal served as President of Global Markets and Technology of ABB Ltd., a provider of industrial automation, power transmission systems and services, from January 2006 until June 2007. From January 2004 until June 2007, Mr. Paliwal served as President and CEO of ABB North America, and from October 2002 to December 2005 he served as President and Chief Executive Officer of ABB Automation. Mr. Paliwal served as a director of Embarq Corporation during the last five years. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Paliwal’s qualifications to serve on the Board include his extensive expertise and experience in the areas of crisis management, international markets, strategy and strategic planning, as well as the comprehensive management and leadership experience he has gained as the head of a global business. He also has significant public company board experience.

Hellene S. Runtagh	Director since December 2008

Ms. Runtagh, age 62, formerly served as President and Chief Executive Officer of the Berwind Group from 2001 to 2002, a diversified pharmaceutical services, industrial manufacturing and real estate company. From 1998 through 2000, she served as Executive Vice President of Universal Studios. Prior to joining Universal, Ms. Runtagh spent 27 years at General Electric Company in a variety of leadership positions. Ms. Runtagh also serves on the board of directors of Lincoln Electric Holdings, Inc., a full-line manufacturer and reseller of welding and cutting products; and NeuStar Inc., a provider of clearinghouse services to the communications industry. Ms. Runtagh served as a director of Avaya Inc. and IKON Office Solutions, Inc. during the last five years. Her current term as a director expires at the 2011 Annual Meeting of Stockholders.

Ms. Runtagh’s qualifications to serve on the Board include her extensive expertise and experience in the areas of operations, marketing and sales, as well as comprehensive management and leadership experience she gained as a former senior executive for a diverse global business. She also has significant public company board experience (including specific experience serving on audit and compensation committees).

Gary G. Steel	Director since December 2007

Mr. Steel, age 57, has served as the Head of Group HR and Sustainability and a member of the Group Executive Committee of ABB Ltd. since January 2003. He is also Chairman of ABB in India and Sweden. Prior to joining ABB Ltd., Mr. Steel served in various executive positions with Royal Dutch Shell plc, including Human Resources Director for Global Finance for Shell International B.V., a wholly owned subsidiary of Royal Dutch Shell plc. Mr. Steel does not currently serve, and has not served in the last five years, on any other public company boards. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Steel’s qualifications to serve on the Board include his extensive expertise and experience in human resources, executive compensation matters, talent development, succession planning, and benefits administration, as well as the comprehensive management and leadership experience he has gained as a senior executive for a global organization.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

The Board currently consists of ten directors. The Board has determined that nine of the directors are independent directors and one director is a current member of our senior management. Each of our non-management directors meets the qualifications for independence under the listing standards of the New York Stock Exchange. Following the Meeting, the Board will consist of ten members, nine of whom are independent. There are no family relationships among any directors or executive officers of our company.

Director Compensation

Process

The Compensation and Option Committee is responsible for annually reviewing and making recommendations to the Board regarding the compensation of our non-management directors.

Fiscal 2010 Compensation

For services rendered during fiscal 2010, non-management directors received an annual retainer fee of $70,000, plus $1,500 for each Board or committee meeting attended. The chairperson of each of the Board’s standing committees received an additional annual retainer fee as follows: Audit Committee ($25,000), Compensation and Option Committee ($10,000) and Nominating Committee ($10,000). The Lead Director received an additional annual retainer fee of $20,000. We do not pay fees to directors who are officers of our company or our subsidiaries. We reimburse all directors for expenses incurred in attending Board and committee meetings.

On the date of our 2009 Annual Meeting of Stockholders, each then-current non-management director received a restricted share unit (“RSU”) grant equal to $125,000 divided by the closing price of our Common Stock on December 8, 2009. Upon joining the Board, Dr. Liu received an RSU grant equal to $200,000 divided by the closing price of our Common Stock on the date of grant. All of these RSUs were granted under the Harman International Industries, Incorporated Amended and Restated 2002 Stock Option and Incentive Plan (the “2002 Incentive Plan”). Each RSU vests at a rate of one-third per year commencing on the first anniversary of the grant date.

The following table sets forth compensation earned by each of our non-management directors for his or her service as a director during fiscal 2010.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Brian F. Carroll	$89,500	$124,971	$214,471
Dr. Harald Einsmann	92,500	124,971	217,471
Rajat K. Gupta	83,500	124,971	208,471
Ann McLaughlin Korologos	118,000	124,971	242,971
Dr. Jiren Liu(4)	46,833	199,975	246,808
Edward H. Meyer	110,000	124,971	234,971
Kenneth M. Reiss	125,000	124,971	249,971
Hellene S. Runtagh	106,000	124,971	230,971
Gary G. Steel	95,500	124,971	220,471

(1)	Includes annual retainer and meeting attendance fees paid to each non-management director for his or her service as a director during fiscal 2010, and additional annual retainer fees paid to the Lead Director and the chairperson of each committee of the Board. For Dr. Liu, the annual cash retainer was prorated based on his term of service.

(2)	On December 8, 2009, each non-management director, other than Dr. Liu, received an RSU grant of 3,484 shares of our Common Stock. The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, was $124,971. Dr. Liu received an RSU grant of 5,575 shares of our Common Stock upon joining the Board. The grant date fair value of this award, calculated in accordance with FASB ASC Topic 718 was $199,975. As of June 30, 2010, the number of outstanding RSUs held by each of our non-management directors was as follows: Mr. Carroll (9,369 shares), Dr. Einsmann (9,369 shares), Mr. Gupta (11,155 shares), Ms. Korologos (9,369 shares), Dr. Liu (5,575 shares), Mr. Meyer (9,369 shares), Mr. Reiss (9,369 shares), Ms. Runtagh (12,900 shares), and Mr. Steel (9,369 shares). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. See Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2010, for information regarding the assumptions made in determining these values.
(3)	As of June 30, 2010, the number of outstanding stock options held by each of our non-management directors was as follows: Mr. Carroll (13,000 shares), Dr. Einsmann (13,000 shares), Ms. Korologos (52,000 shares), Mr. Meyer (52,000 shares), Mr. Reiss (8,000 shares), and Mr. Steel (8,000 shares). Our company ceased granting stock options to non-management directors after December 2007.
(4)	Dr. Liu joined the Board in December 2010.

Corporate Governance

The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout our company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles we have, among other things, adopted:

•	written charters for our Audit Committee, Compensation and Option Committee and Nominating and Governance Committee;

•	Corporate Governance Guidelines that describe the principles under which the Board operates;

•	a Code of Ethics for Senior Management and the Board, a Code of Ethics and Conflicts of Interest Policy for Members of the Board, and a Code of Business Conduct applicable to all our employees; and

•	a Majority Voting Policy that requires our directors to submit their resignation if they do not receive a majority of votes “For” their election.

The committee charters, corporate governance guidelines, ethics codes and majority voting policy are available on our website (www.harman.com) in the Corporate Governance section of the Investors page. Copies of these documents are also available upon written or oral request to our Secretary. We will post information regarding any amendment to, or waiver from, our Code of Ethics for Senior Management and the Board on our website under the Corporate Governance section of the Investors page.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of our company and as appropriate to comply with any new requirements of the SEC or the New York Stock Exchange.

Director Independence

As part of our Corporate Governance Guidelines, we have established a policy requiring a majority of the members of the Board to be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the listing standards of the New York Stock Exchange. The independence standards for non-management directors are available on our website under the Corporate Governance section of the Investors page.

In making its independence determinations, the Board considered transactions that occurred in fiscal 2010 between our company and entities associated with the non-management directors or members of their respective immediate families. All identified transactions that appeared to relate to our company and a family member of, or entity with a known connection to, a non-management director were presented to the Board for consideration. The Board considered the transactions in the context of the New York Stock Exchange objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service standards for compensation committee members. Based on all of the foregoing, as required by the New York Stock Exchange rules, the Board made a determination that, because of the nature of each non-management director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. The Board’s independence determinations included the following transactions:

•

Mr. Carroll is a member of KKR. In October 2007, our company issued $400 million of 1.25% senior convertible notes (the “Notes”), of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk. Our company paid KKR less than 2% of its revenue in fiscal 2010 for interest on the Notes.

•

Mr. Gupta provides advisory services to KKR and served as a director of The Goldman Sachs Group, Inc. during fiscal 2010. An affiliate of Goldman Sachs purchased $57.2 million in Notes. Our company paid Goldman Sachs less than 2% of its revenue in fiscal 2010 for interest on the Notes.

•	Dr. Liu is the Chairman and CEO of Neusoft Corporation. Our company paid Neusoft less than 2% of its revenue in fiscal 2010 for engineering services rendered to our company.

The Board has determined that each of Mr. Carroll, Dr. Einsmann, Mr. Gupta, Ms. Korologos, Dr. Liu, Mr. Meyer, Mr. Reiss, Ms. Runtagh and Mr. Steel, is independent of our company and our management within the meaning of the New York Stock Exchange listing standards and satisfies our independence standards.

Majority Voting Policy

Under our majority voting policy, in an uncontested election of directors, any nominee who receives a greater number of votes “Withheld” than votes “For” his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the Nominating Committee. The Nominating Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.

In determining its recommendation to the Board, the Nominating Committee will consider all factors it deems relevant, which may include:

•	the stated reason or reasons why stockholders who cast “Withheld” votes for the director did so;

•

the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders.

The Nominating Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate, which may include:

•	acceptance of the resignation;

•	rejection of the resignation; or

•

rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating Committee to have substantially resulted in the “Withheld” votes.

Under our majority voting policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating Committee and any additional information that the Board deems relevant. We will publicly disclose the Board’s decision promptly after the decision is made in a press release. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Non-Employee Director Stock Ownership

In fiscal 2009, we adopted Stock Ownership Guidelines for Non-Employee Directors. The guidelines recommend that non-management directors retain all shares of Common Stock received (including stock options and RSUs) as compensation after December 2, 2008 for as long as they serve as members of the Board. Directors will be permitted to sell shares of Common Stock to cover the exercise price of options and any taxes payable as a result of such exercise, or that may be payable upon the vesting of any RSUs or shares of restricted stock.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors or a specific director. The General Counsel or the Head of Internal Audit will review all these communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of our company.

Board Meetings

The Board held eight meetings during fiscal 2010. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during the period he or she was a director in fiscal 2010. The Board has established a policy that the non-management directors meet in executive session, without members of our management present, at each regularly scheduled meeting of the full Board.

The following table provides a summary of the membership of each of the standing committees of the Board as of June 30, 2010.

Name	Audit	Compensation and Option	Nominating and Governance
Brian F. Carroll	—	Member	—
Dr. Harald Einsmann	Member	—	—
Rajat K. Gupta	—	—	Member
Ann McLaughlin Korologos	—	—	Chair
Dr. Jiren Liu	—	Member	—
Edward H. Meyer	—	Chair	Member
Dinesh C. Paliwal	—	—	—
Kenneth M. Reiss	Chair	—	Member
Hellene S. Runtagh	Member	Member	—
Gary G. Steel	—	Member	Member

Annual Meetings of Stockholders

As part of our Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend our stockholders’ meetings. All Board members who were directors at the time of the meeting, except Mr. Carroll, attended our 2009 Annual Meeting of Stockholders.

Audit Committee

During fiscal 2010, the Audit Committee held seven meetings. The Board has determined that each member of the Audit Committee is independent under the New York Stock Exchange listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Mr. Reiss is an “audit committee financial expert” within the meaning of applicable SEC regulations.

The Audit Committee assists the Board in its oversight of our financial reporting, focusing on the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, and the qualifications and independence of our independent auditor. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with our independent auditor, who is ultimately accountable to the Audit Committee and the Board;

•	appointing the independent auditor, setting the terms of compensation and retention for the independent auditor, and evaluating and overseeing the work of the independent auditor;

•	pre-approving all audit and non-audit services provided to our company by the independent auditor;

•	oversight over the audit scope and performance of the internal audit function;

•	oversight over our company’s ethics and compliance programs;

•	evaluating and discussing with management and the Board our company’s risk assessment and risk management processes; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears on page 39 of this Proxy Statement.

Compensation and Option Committee

During fiscal 2010, the Compensation and Option Committee held eight meetings. Each member of the Compensation and Option Committee is independent under the New York Stock Exchange listing standards.

The Compensation and Option Committee assists the Board in overseeing executive compensation and administers our executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	establishing our company’s executive compensation philosophy;

•	annually reviewing and benchmarking CEO compensation, and recommending to the Board the compensation level for the CEO;

•	establishing compensation levels for our executive officers and reviewing executive compensation matters generally;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	making recommendations to the Board with respect to approval and adoption of all cash and equity-based incentive plans;

•	reviewing and approving the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	approving awards of options, restricted shares, RSUs and other equity rights to executive officers.

The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its written charter. A report of the Compensation and Option Committee appears on page 60 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Edward H. Meyer, Brian F. Carroll, Dr. Jiren Liu, Hellene S. Runtagh and Gary G. Steel served as members of the Compensation and Option Committee in fiscal 2010. During fiscal 2010, no member of the Compensation and Option Committee was an employee, officer or former officer of our company. None of our executive officers served in fiscal 2010 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of the Board or the Compensation and Option Committee. As described below under “Certain Relationships and Related Person Transactions,” Dr. Jiren Liu is Chairman and CEO of Neusoft Corporation, a company to which we made more than $120,000 in payments during fiscal 2010 for services rendered pursuant to an engineering services agreement, and Brian F. Carroll is a member of KKR, a company to which we made more than $120,000 in interest payments on the Notes during fiscal 2010.

Nominating and Governance Committee

During fiscal 2010, the Nominating Committee held four meetings. Each member of the Nominating Committee is independent under the New York Stock Exchange listing standards.

The Nominating Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating Committee’s primary responsibilities include:

•

considering and making recommendations to the Board with respect to nominees for election to the Board consistent with criteria approved by the Board or the Nominating Committee, including director candidates submitted by our stockholders;

•	periodically reviewing and assessing our policies and practices with regard to corporate responsibility, human health and safety, sustainability and the environment;

•	annually reviewing and reassessing the adequacy of our codes of conduct, corporate governance guidelines and committee charters;

•	overseeing the process for the annual performance evaluation of the Board, Board committees and CEO; and

•	reviewing the independence of each of the directors annually.

The Nominating Committee’s responsibilities and key practices are more fully described in its written charter.

Board Leadership Structure

The current Board Chairman is also the current CEO of our company. In addition, in May 2008 the non-management directors designated Ann McLaughlin Korologos as Lead Director. In this role, Ms. Korologos is responsible for chairing executive sessions and other meetings of the Board in the absence of the Chairman. Our Lead Director also facilitates information flow and communication between our non-management directors and the CEO, and performs such other duties as may be specified by the Board from time to time. Our Lead Director also conducts the CEO’s performance appraisal at the end of each fiscal year and reviews the CEO’s performance goals and objectives for the new fiscal year. In preparation for these reviews with the CEO, all non-management directors provide their input to the Lead Director. Following the review sessions with the Lead Director, our CEO holds an in-person presentation and discussion with the Board. The Board expects to designate the Lead Director on an annual basis.

The non-management directors believe that our company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for our company at this time. The non-management directors believe that each of the possible leadership structures for a board has its particular advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration is the responsibility of a company’s board and necessitates a diversity of views and experiences. The combined Chairman/CEO model is a leadership model that has served our stockholders well for many years and through a succession of effective leaders.

The non-management directors of the Board believe that the combined Chairman/CEO position, together with the Lead Director, has certain advantages over other board leadership structures and continues to best meet our company’s current needs, including:

•	efficient communication between management and the Board;

•	clear delineation of the Lead Director’s and other non-management directors’ oversight role from the Chairman/CEO’s and other management’s day-to-day operation role;

•	clarity for our company’s key stakeholders on corporate leadership and accountability; and

•	the Board Chairman possessing the best knowledge of our company’s strategy, operations and financial condition and, in turn, the ability to communicate that to external stakeholders.

The Nominating Committee and the other non-management directors periodically review this structure to ensure it is still appropriate for our company, especially in the context of future succession plans.

Board Oversight of Risk Management

Management is responsible for day-to-day enterprise risk management. In its oversight role regarding enterprise risk management, the Board reviews and approves our company’s long-term strategic plan and reviews and approves our company’s annual operating plan. We face risk in many different areas, including business strategy; government regulation; financial condition; credit and liquidity; product innovation; competition for talent; executive development; operational efficiency; quality assurance; environmental, health and safety; supply chain management; information technology and security; intellectual property; and legal compliance, among many others. The Board believes that oversight of risk management is ultimately the responsibility of the full Board.

In carrying out this critical responsibility, the Board meets at least annually with key members of management with primary responsibility for management of risk in their respective areas of responsibility, including our CEO, Chief Financial Officer, Chief Human Resources Officer, General Counsel, Head of Internal Audit, and the presidents of each of our three divisions. Each year, management compiles a comprehensive risk assessment report and reviews that report with the Board. The report identifies the material business risks for our company, indicates the senior management owners of such risks, and identifies factors that respond to and mitigate those risks. Throughout the year, the Board dedicates a portion of its meetings to review and discuss specific risk topics in greater detail.

Executive Succession Planning

The Board and our CEO have developed a comprehensive program for emergency and long-term executive succession, which the Board reviews with our CEO annually. Consistent with our culture, our goal is to always be in a position to appoint our most senior executives from within our company. Individuals who are identified as having potential for senior executive positions are evaluated by the Board. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our diverse businesses globally. These individuals interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our business units around the world and otherwise.

We believe that the Board fully understands our culture and strategic needs and that our succession program should ensure a smooth transition with respect to senior executive appointments.

Director Nominees

The Nominating Committee utilizes a variety of methods for identifying and evaluating director nominees. The committee may consider candidates recommended by our directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.

Qualifications

The Board has charged the Nominating Committee to make recommendations regarding an appropriate board composition to support and adjust to our company’s strategy and operations over time. The Nominating Committee reviews annually with the Board the size, function and needs of the Board and our company. In evaluating nominees for election as a director, the Nominating Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in a particular field or area of expertise;

•	current knowledge and contacts in the markets in which we do business and in our industry and other industries relevant to our business;

•	the ability and willingness to participate fully in Board activities, including attendance at, and active participation in, Board and committee meetings;

•

the skills and personality of the nominee and how the Nominating Committee perceives the nominee will fit with the existing directors and other nominees in maintaining a board that is collegial and responsive to the needs of our company and our stockholders;

•	the willingness to represent the best interests of all of our stockholders and not just one particular constituency; and

•	diversity of viewpoints, culture, background and experience, compared to those of existing directors and other nominees.

The Board also seeks men and women that have a wide range of experiences at policy-making levels in business, government, education and technology and in areas that are relevant to our company’s global activities. The Nominating Committee also endeavors to ensure that the Board includes a number of financially literate directors and at least one director who qualifies as a financial expert.

The Nominating Committee will also consider other criteria for director candidates included in our Corporate Governance Guidelines or as may be established from time to time by the Board.

We believe that our current Board is well-qualified to lead our company’s efforts to achieve our long-term strategy. The combined experience of our directors covers all areas of expertise and competency identified by the Nominating Committee.

Stockholder Recommendations

The Nominating Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating Committee. We have never received any recommendations for director candidates from stockholders. In considering director candidates recommended by our stockholders, the Nominating Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of our company and the aggregate amount of the submitting stockholder’s investment in our company.

Stockholders may recommend candidates at any time, but to be considered by the Nominating Committee for inclusion in our proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days before the first anniversary of the date the proxy statement was mailed to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain the following:

•

the name of the director candidate, the name of the stockholder recommending the director candidate for consideration, and the written consent of the director candidate and stockholder to be publicly identified;

•	a written statement by the director candidate agreeing to be named in our proxy materials and to serve as a member of the Board if nominated and elected;

•

a written statement by the director candidate and the recommending stockholder agreeing to make available to the Nominating Committee all information reasonably requested in connection with the Nominating Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential addresses, principal occupation or employment, number of shares of Common Stock and other securities of our company beneficially owned, a curriculum vitae or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors by SEC regulations and the New York Stock Exchange listing standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: Secretary (Nominating and Governance Committee Communication/Director Candidate Recommendation).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis discusses the role of our Compensation and Option Committee (the “Compensation Committee”) in setting the objectives of our executive compensation plans; the philosophy behind these plans; and also describes our company’s executive compensation program for fiscal 2010 and major elements of our fiscal 2011 program. This section of the Proxy Statement explains how the Compensation Committee made its compensation decisions for our executives, including our named executive officers, for fiscal 2010. Our named executive officers are our Chairman, Chief Executive Officer and President, Mr. Dinesh C. Paliwal, who is referred to in this section as our Chief Executive Officer or CEO; our Executive Vice President and Chief Financial Officer, Mr. Herbert Parker; and our next four most highly compensated executive officers: Mr. Blake Augsburger, our Executive Vice President and President — Professional Division; Mr. David Slump, our Executive Vice President and President — Consumer Division; Mr. Sachin Lawande, our Executive Vice President, Chief Technology Officer and Co-President — Automotive Division; and Dr. Klaus Blickle, our former President — Automotive Division. Dr. Blickle resigned from his position as an executive officer of our company in April 2010.

Compensation Objectives, Design and Process

Objectives

In designing our company’s executive compensation programs, the Compensation Committee is guided by its philosophy that our programs must achieve the following objectives:

•

Pay for performance: We seek alignment between performance and pay. Pay for performance alignment serves two purposes: to motivate and align executives to measures strategically beneficial to our company and to ensure payout levels correspond with performance, delivering above market compensation for above market performance and correspondingly reduced levels of pay relative to the market when performance is below the expected level.

•

Attract, retain, and motivate top talent: To accomplish this objective the Compensation Committee ensures that our executive compensation opportunity and structure is competitive with the external market for senior executive talent, and pays out over time to reinforce our retention objectives.

•

Achieve alignment with stockholders and sustainable long-term stockholder value creation: To accomplish this strategic objective, executive performance goals are tied to measures considered instrumental in generating sustainable long-term stockholder value, and equity-based compensation is a substantial portion of total compensation.

•

Drive achievement of strategic plan: Tying certain aspects of compensation, such as annual incentive bonus and long-term incentives, to company-specific goals focuses executives on key strategic objectives to drive our long-term success.

Overview of Compensation Design

The components of our executive compensation program provide for a combination of fixed and variable compensation and are designed to incorporate our principles and objectives. Our compensation program is designed to attract and retain executives and to create a pay for performance culture. A significant portion of each named executive officer’s targeted total direct compensation is in the form of performance-based compensation and, therefore, is “at risk.” Total direct compensation is defined as base salary, annual cash incentives and target long-term equity incentives. “At risk” means that the executive will not realize any economic benefit unless the applicable objectives, most of which are tied to our company’s financial performance, are met or exceeded. The specific components of our compensation program are:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity incentive compensation;

•	Severance and change-in-control arrangements; and

•	Employee benefits and other perquisites.

A more detailed description of each of these components is set forth below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2010.”

When making compensation-related decisions, we believe it is important to be informed about current practices of similarly situated public companies. Accordingly, the Compensation Committee considers market date from third party surveys, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking.”

For fiscal 2010, the percentage of target total direct compensation allocated to “at risk” compensation (in the form of annual cash incentive and long-term incentive equity that is performance-vested) as compared to target total direct compensation not allocated to “at risk” compensation (in the form of base salary and long-term incentive compensation that is time-vested) for our named executive officers was approximately as follows:

The following table reflects the percentage allocated to each component of total direct compensation for each of our named executive officers for fiscal 2010:

The Compensation Committee does not apply specific allocations between cash and equity-based compensation or between short-term and long-term compensation when setting each year’s total direct compensation package. We continue to evolve our pay for performance culture by increasing the percentage of “at risk” compensation tied to meeting company objectives. The Compensation Committee believes that the percentage allocation that is “at risk” should increase based on an executive’s compensation and grade level. To this end, the Compensation Committee has shifted equity-based compensation for our executive committee members, excluding our CEO, from 50% time-vested stock options, 25% time-vested RSUs and 25% performance-vested RSUs in September 2008, to 33% time-vested RSUs and 67% performance-vested RSUs (at maximum payout level) in September 2009. Equity-based compensation for our CEO has shifted from 75% time-vested RSUs and 25% time-vested stock options in September 2008 to 33% time-vested RSUs and 67% performance-vested RSUs (at maximum payout level) in September 2009.

Fiscal 2010 Summary

Overall, fiscal 2010 was a rebuilding year for our company as the global economic recession that adversely affected our businesses in fiscal 2009 began to ease. Our revenue increased by nearly 18%, compared to 2009, and we had an operating profit of $86 million in fiscal 2010, compared to an operating loss of $504 million in fiscal 2009. While business improved, management continued to implement a number of strategic measures to create sustainable stockholder value. These measures included expansion of our global footprint into the emerging markets and best cost countries such as Hungary, Ukraine, Mexico, China and India; strengthening of our market position in the emerging markets; and achievement of best in class cost structure across all key business metrics, including compensation costs. We continued to execute on and completed nearly 90% of our $400 million STEP Change permanent cost reduction program, while at the same time increasing our investment in our brands and establishing a solid foundation in the emerging markets. We focused on strengthening our balance sheet and on improving cash flow to gain greater operating flexibility. Below are tables that reflect (a) our key business performance metrics in fiscal 2010 versus fiscal 2009 and (b) our company’s total stockholder return (“TSR”) for fiscal 2010 relative to the Dow Jones Industrial Average and a specified peer group:

Performance Metric (1)	FY2010	FY2009	% Improvement
Net Sales	$3,364	$2,854	18%
EPS (from continuing operations)	$0.50	($7.19)	N/A
Cash from operations provided by continuing operations	$191.4	$61.8	210%
Total Liquidity(2)	$870.6	$586.4	48.4%
STEP Change Permanent Cost Savings	$350	$190	84%

(1)	All dollar figures in millions, except per share amounts.
(2)	Total Liquidity is defined as: the sum of cash, short-term investments and available borrowing capacity under our revolving credit facility.

Harman TSR FY10 — Versus Market and Peer Group

Versus Market

Versus Peer Group*

*	Aisin, Alpine, AU Optronics, Audi, Bang & Olufsen, Best Buy , BMW, Continental, Daimler, Denso, FIAT, Flextronics, Fujikon, Garmin, Honda Motors, Jabil Circuit, Johnson Controls, Live Nation Entertainment, Metro AG, Motorola, Nokia, Onkyo, Panasonic, Pioneer, Renesas, Texas Instruments, TomTom, Toshiba, Toyota and Yamaha

To drive the behavior which reinforced profitable growth, the Compensation Committee approved our management incentive program to reward the attainment of performance metrics related to improving cash flow, operating profit, sales revenue and permanent cost reductions under our STEP Change program. Thus, while our company addressed the short-term challenges presented by economic conditions, we also took actions to strengthen our balance sheet and continued investment in long-term growth opportunities. Additionally, the Compensation Committee took decisive action to increase the pay for performance content of our long-term incentive program, and approved our CEO’s proposal to freeze executive salaries for the third consecutive year.

Compensation Committee Actions in Fiscal 2010

The Compensation Committee revamped elements of our executive compensation plans to further drive our “pay for performance” philosophy. Following their review of our programs in early fiscal 2010, the Compensation Committee decided that it would be necessary to restructure certain elements of our compensation program for our Chief Executive Officer and our executive committee members, including our named executive officers, to further increase our pay for performance orientation.

The Compensation Committee reviewed the market data and streamlined CEO compensation to bring it in line with our CEO’s role and responsibilities and industry benchmarks. As disclosed in last year’s proxy statement, to enhance the effectiveness of the program in driving performance going forward, the Compensation Committee cancelled the CEO’s $75 special million bonus which was based on a private equity compensation model. In concert with this cancellation, the Compensation Committee took the following actions:

•

Annual Bonus Plan: Increased the target annual incentive opportunity for fiscal 2010 from 150% to 200% of base salary, and increased the maximum from 200% to 300% of base salary. The new target provides additional focus on our annual goals as we look to improve performance and increase the CEO’s proportion of “at risk” pay.

•

Long-Term Incentive Plan: Changed the long-term equity incentive mix for the CEO from 25% time-vested stock options and 75% time-vested RSUs, to 33% time-vested RSUs and 67% performance-vested RSUs (at maximum achievement level). The Compensation Committee also changed the long-term equity incentive mix for executive officers, including our named executive officers, from 50% time-vested stock options and 50% performance-vested RSUs to 33% time-vested RSUs and 67% performance-vested RSUs (at maximum achievement level). This shift in mix reinforces the Compensation Committee’s objectives of pay for performance, alignment with our stockholders, and focus on driving achievement of our strategic plan. Performance-vested RSUs are earned based on achievement of significant operating margin improvement, a key component of the STEP Change cost reduction program. By linking the largest component of pay to this strategic program, we ensure that the CEO’s and executive officers’ interests align with our stockholders’ interests. The Compensation Committee also revised the grant amount for our CEO to a fixed amount equal to four times annual base salary at target and six times annual base salary at maximum payout level to emphasize the importance of long-term performance and avoid short-term results driving long-term payouts. The Compensation Committee believes that this approach will drive long-term profitable growth and will help create sustainable stockholder value.

The long-term equity incentive program for our named executive officers and our other executive committee members has been changed to mirror the CEO compensation mix and performance measures so that the entire senior management team will be aligned to the same purpose, although the target values for grants of long-term equity remained unchanged for our named executive officers.

The Compensation Committee in September 2009 decided that no merit increases of base salary would be granted to any executive committee member, including the CEO and the other named executive officers, for fiscal 2010.

Also for fiscal 2010, given the economic downturn we were facing and the lack of long-term visibility with regard to the macroeconomic environment, the Compensation Committee decided to establish two sets of targets under the Management Incentive Compensation Plan (“MIC Plan”) and the 2008 Key Executive Officers Bonus Plan (“2008 Key Executive Plan”), one for the first half of fiscal 2010 and a second for the second half of fiscal 2010. This design gave the Compensation Committee the flexibility to adjust targets under these plans if economic conditions changed during the second half of the fiscal year.

Description of Compensation Decision Making Process

Role of Compensation Committee

Our executive compensation program is designed and implemented under the direction of the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee reviews salaries and other compensation arrangements for our Chief Executive Officer and members of our executive committee, which is comprised of our most senior executives including our named executive officers, and approves such compensation for all executive committee members (except our CEO). The Compensation Committee makes recommendations to the Board regarding the CEO’s compensation level, but the Board makes all final decisions regarding CEO compensation.

The Compensation Committee meets as often as necessary to discharge its responsibilities, and is authorized to retain an independent compensation consultant to advise them. The Compensation Committee periodically consults with outside advisors, and uses survey data provided by such consultants, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” in connection with its decisions with respect to executive compensation matters. Specifically, with regard to our annual incentive program, each year the Compensation Committee approves the business financial targets for each executive committee member, including our named executive officers. Achievement against these target objectives impacts the amount of the executive’s annual incentive compensation.

Role of Chief Executive Officer and Management

Our Chief Executive Officer is included in discussions and makes recommendations to the Compensation Committee on compensation program structure for our executive committee members, including our named executive officers. The Compensation Committee reviews the recommendations from the CEO and makes all final compensation decisions (except with respect to the CEO’s compensation which is ultimately decided by the Board). Our CEO also provides his evaluation of each executive officer’s performance, including our named executive officers, against their individual objectives for the Compensation Committee’s consideration and approval as part of his recommendation for appropriate compensation awards under the annual incentive program. Our CEO does not participate in discussions regarding his own compensation.

Role of Consultant

In fiscal 2010, the Compensation Committee retained ClearBridge Compensation Group (“ClearBridge”) to advise on compensation matters of our Chief Executive Officer and executive committee members, including our named executive officers. ClearBridge reviewed competitive data based on published surveys, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” and provided long-term incentive recommendations to the Compensation Committee. Services provided by ClearBridge included advice regarding executive compensation best practices and assistance in benchmarking executive compensation levels.

Role of Surveys and Benchmarking

ClearBridge reviewed the competitiveness of compensation for all executives based on market data for companies with revenue from $3 billion to $6 billion from the Towers Perrin Compensation Data Bank® Executive Compensation Survey (the “Towers Perrin Survey”), a nationally-published survey of companies across multiple industries. The Towers Perrin Survey is comprised of the following 103 companies:

Advanced Micro Devices	Agilent Technologies	Agrium U.S.	Allergan	Alliant Techsystems

Armstrong World Industries	Avis Budget Group	Barrick Gold of North America	Beckman Coulter	Big Lots

Biogen Idec	Blockbuster	Booz, Allen & Hamilton	Cameron International	Carlson Companies

CB Richard Ellis Group	CH2M Hill	Chiquita Brands	COACH	Convergys

Corning	Daiichi Sankyo	Discovery Communications	Eastman Chemical	Ecolab

Eisai	Embarq	EMCOR Group	Essilor of America	FANUC Robotics America

Fiserv	Forest Laboratories	Genzyme	Goodrich	Gorton’s

Greif	Hanesbrands	Harley-Davidson	Harman International Industries	Harris

Henry Schein	Hershey	HNI	Hormel Foods	Hospira

IAC/Interactive	IKON Office Solutions	International Game Technology	Invensys Controls	Iron Mountain

J.R. Simplot	Jack in the Box	KLA-Tencor	Kohler	Leggett & Platt

Level 3 Communications	Longs Drug Stores	Mattel	McDermott	McGraw Hill

Micron Technology	Molson Coors Brewing	Nalco	Nash-Finch	New York Times

Nycomed US	Oshkosh Truck	Owens Corning	Parsons	PepsiAmericas

Pitney Bowes	PolyOne	Potash	Quebecor World — US	Rich Products

Rockwell Automation	Rockwell Collins	Ryder Systems	Schreiber Foods	Schwan’s

Scotts Miracle Gro	Sealed Air	Smith & Nephew	Smiths Detection	Sonoco Products

Spirit AeroSystems	Starwood Hotels & Resorts	Steelcase	SunGard Data Systems	Thomson Reuters Markets Division Americas

Tribune	UCB	Unisys	United Rentals	United States Cellular

USG	Vistar	Vulcan Materials	Washington Savannah River	Western Digital

Wm. Wrigley Jr.	Wyndham Worldwide	Zimmer Holdings

The Compensation Committee does not use a formal peer group in determining executive compensation as there is no well-defined group of comparable publicly-traded companies in the United States operating in the same industries. As a result, the Compensation Committee believes that the broad industry comparison provided by the Towers Perrin Survey is appropriate. While such survey information is considered by the Compensation Committee to assist in setting a range for the individual and combined elements of compensation for our named executive officers and other members of our executive committee, it is not solely determinative.

Executives are benchmarked against positions comparable to their own based on level, revenue, scope of role and job description. The Compensation Committee used benchmark data as an input, among other factors considered when setting compensation levels for our named executive officers. While the Compensation Committee uses the 50th percentile market data as a reference point, it does not target a specific percentile positioning of compensation for our named executive officers. Other factors considered by the Compensation Committee are discussed below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2010.”

Key Components of Executive Compensation for Fiscal 2010

Our executive compensation program for fiscal 2010 focused on the achievement of key strategic objectives and increased focus on stockholder value creation, while recognizing that the economic environment in fiscal 2010 remained challenging. The fiscal 2010 pay packages for executive committee members, including our named executive officers, consisted of salary, short and long-term incentive opportunities and other benefits discussed below. The Compensation Committee determined the mix of salary and “at risk” pay based primarily on its review of the executive’s position within our company, internal pay equity, and market data provided by ClearBridge. The Compensation Committee believes that using a mix of compensation types (for example, salary, cash incentives, and equity) and performance periods (for example, one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue unsustainable results.

Compensation Element	Objectives	Key Features
Base Salary

•   Provide a fixed level of cash compensation upon which executives can rely.

•   Provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies.

•   Generally targeted to the market median.

•   Actual incumbent base salary may be above or below the market median to recognize management responsibilities, individual abilities and performance, level of experience and tenure with our company.

Performance-Based, Cash Annual Incentive

•   Link annual corporate and business priorities with individual and group performance goals.

•   Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

•   Reward achievement of difficult targets, with bonus payout directly linked to achievement of those targets.

•   Reward individual performance.

•   Provide a variable award opportunity that attracts, retains and motivates our leadership and key employees.

•   Cash incentive payments based on a fixed target percentage of base salary during the fiscal year, with actual awards based on attainment of corporate and individual objectives.

•   Target awards (established as a percentage of base salary) are targeted to market median.

•   Corporate performance objectives are based on measurable financial metrics (e.g., net sales, operating profit, free cash flow).

•   Individual performance objectives are designed to reward an executive’s execution against critical business priorities and may include both financial and non-financial objectives.

Compensation Element	Objectives	Key Features
Long-Term Equity Incentives

•   Align the interests of management with our stockholders.

•   Retain senior management and key employees.

•   Reward achievement of our strategic objectives.

•   Facilitate and encourage ownership of our Common Stock.

•   Long-term equity incentives are provided by annual grants of two types of equity awards under the Harman International Industries, Incorporated Amended and Restated 2002 Stock Option and Incentive Plan. The targeted value mix of these two types of awards in fiscal 2010 for our CEO and executive committee members, including our named executive officers, was: 33% time vested RSUs and 67% performance vested RSUs.

•   Target value is intended to provide compensation at or above the market median (50th – 75th percentile), reflecting our company’s emphasis on “at risk” compensation.

•   Individual equity awards also recognize an executive’s impact on our company, overall corporate success and the creation of stockholder value.

Retirement Benefits	• Offer competitive retirement income for certain executive officers in order to retain and attract experienced executive talent.

•   The Supplemental Executive Retirement Plan (the “SERP”) provides a defined retirement benefit for executives based on a multiple of the executive’s final average compensation. As of January 2008 our company no longer provides this benefit to newly hired executive officers.

•   Generally, SERP benefits vest after a minimum of ten years of service and attainment of age 55.

Deferred Compensation Benefits	• Allow executives and certain key employees to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and maintaining executive talent.

•   The Deferred Compensation Plan (the “DCP”) permits management and key employees to defer payment and taxation of a portion of salary and bonus into any of several investment alternatives, with final payment on termination or other specified date elected by the participant.

•   Our company does not currently match deferrals under the DCP, though the DCP does permit matching.

Compensation Element	Objectives	Key Features
Severance and Change-in-Control Benefits

•   Attract and retain senior management and key employees.

•   Align executive and stockholder interests by enabling our named executive officers to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the named executive officer’s own employment.

•   Upon the occurrence of a specified event, the severance agreements trigger the payment of a severance benefit ranging from a multiple of one time base salary plus pro rata bonus for our named executive officers and three times base salary plus full bonus for our CEO.

•   The change in control arrangements are generally “double-trigger” such that the named executive officer will be entitled to cash severance payments only if the named executive officer’s employment is terminated without cause or for good reason in connection with or within a specified period following the change in control. Our CEO can also voluntarily terminate employment in the thirteenth month after a change in control and have it treated as a good reason termination.

•   Upon a change in control, accelerated vesting of equity awards.

Determination of Fiscal 2010 Base Salary

In setting base salaries, we consider internal and market comparisons, including benchmark data provided by outside consultants. At the request of the Compensation Committee, Mr. Paliwal, our Chief Executive Officer, makes annual recommendations with respect to changes in base salary for our executive officers. The Compensation Committee makes all final decisions on base salaries (except with respect to our CEO which is ultimately decided by the Board). In September 2009, the Compensation Committee considered changes to the base salaries for our named executive officers for fiscal 2010. Mr. Paliwal recommended to the Compensation Committee that the base salaries of all our named executive officers remain unchanged in light of the uncertain impact which general economic conditions may have on our business. The Compensation Committee accepted this recommendation and, consequently, we did not make any merit salary increases in fiscal 2010 for any of the named executive officers, including Mr. Paliwal.

Determination of Fiscal 2010 Annual Incentive Award

We maintain two annual incentive compensation programs for our executive officers and other key employees that provide for awards in the form of cash bonuses: the MIC Plan and the 2008 Key Executive Plan. Executive officers and key employees are only eligible to participate in one program.

Our Compensation Committee also retains the authority to award discretionary cash bonuses to executives under certain special circumstances. For instance, in fiscal 2010 the Compensation Committee approved a discretionary bonus of $100,000 to Mr. Sachin Lawande, our Executive Vice President, Chief Technology Officer and Co-President — Automotive Division, to recognize his contribution to restructuring our German operations and divestment of our QNX operations.

Management Incentive Compensation Plan

Under the MIC Plan, executive officers and key employees are eligible to receive a cash bonus expressed as a percentage of base salary. The maximum payout opportunity permitted under the MIC Plan is 100% of base salary. The achievement opportunity for each measure selected by the Compensation Committee ranges from 50% to 150% of the target award, assuming that performance on each individual measure is above the threshold level. In order to receive an award under the MIC Plan, our company or the executive’s business unit must achieve pre-established performance targets. Subject to the Compensation Committee’s discretion, the performance metrics may include, but are not limited to:

•	earnings or earnings per share;

•	revenue;

•	stock price or total return to stockholders; and/or

•	operating income or earnings before interest and taxes (EBIT).

The targets for each metric are established by reference to our internal business plan. The Compensation Committee determines the specific measures, threshold and target values, and maximum values for each member of our executive committee, including our named executive officers, and our CEO establishes their individual achievement objectives.

MIC Plan participants are also evaluated based upon performance against individual targets. Performance against these objectives results in a multiplier from zero to 120% of the initial value. The initial value is calculated based on achievement of our company’s or a business unit’s specified financial objectives. If threshold level is not achieved for any of the corporate or business unit measures, then there is no payment under the MIC Plan regardless of a participant’s achievement of his or her individual objectives. In fiscal 2010, Mr. Lawande and Dr. Blickle participated in the MIC Plan.

2008 Key Executive Officers Bonus Plan

Our 2008 Key Executive Plan is an annual incentive program for our Chief Executive Officer and potentially other members of our executive committee if they are designated by the Compensation Committee. The Compensation Committee designates participants to the 2008 Key Executive Plan annually, within 90 days of the start of our fiscal year. Awards payable under the 2008 Key Executive Plan are intended to qualify as “performance-based compensation” for federal income tax purposes. Under the 2008 Key Executive Plan, our Chief Executive Officer and any other designated executive officers are eligible to receive awards. The 2008 Key Executive Plan includes performance measures that are consistent with those under the MIC Plan as described above. Annual cash awards payable to any plan participant under the 2008 Key Executive Plan cannot exceed $3 million. The Compensation Committee maintains discretion under the 2008 Key Executive Plan to decrease the amount paid to any participant in the 2008 Key Executive Plan. In fiscal 2010, Mr. Paliwal, Mr. Parker, Mr. Augsburger and Mr. Slump were designated by the Compensation Committee as participants under the 2008 Key Executive Plan. Our other named executive officers were not designated as participants under this plan as their targeted payouts were not expected to exceed 100% of base salary for fiscal 2010.

Fiscal 2010 Annual Incentive Compensation Awards

In September 2010, the Board approved the amount of Mr. Paliwal’s fiscal 2010 annual incentive award under the 2008 Key Executive Plan (as provided for in his letter agreement, described below in Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2010 — Benefits, Perquisites, and Contracts — Employment Agreements and Offer Letters), and the Compensation Committee approved the amount of the 2010 awards for the executive officers who are participants in the 2008 Key Executive Plan and the MIC Plan, including the named executive officers. At the same time, the Compensation

Committee approved the performance measures and goals for the target annual incentive awards under the MIC Plan and the 2008 Key Executive Plan for fiscal 2011. The fiscal 2010 awards were subject to our company achieving specified levels of performance for the following metrics:

•	revenue growth;

•	operating profit;

•	free cash flow; and

•	STEP Change cost savings.

Free cash flow is a non-GAAP measure which the Compensation Committee calculated as follows: operating income plus depreciation and amortization plus change in working capital. The change in working capital includes net accounts receivable from third parties plus net inventories less trade accounts payable to third parties. The Compensation Committee selected these metrics because it believes that:

•	they are critical to our overall corporate and operational performance;

•	they reinforce management focus on the annual business plan;

•	with respect to free cash flow, provides a measure of our ability to generate cash and reinvest in growth initiatives; and

•	together, they drive long-term stockholder value creation.

In addition to the corporate metrics described above, the awards for our named executive officers (other than our CEO) are subject to the achievement of individual and/or divisional objectives, depending on the named executive officer’s role and responsibilities. The Compensation Committee does not establish individual bonus targets for our CEO but uses the four financial metrics above to determine the level of incentive award earned.

The following tables set forth the threshold, target and maximum levels of performance, the weights of each corporate or division performance metric and actual performance for each of these metrics for the first half and second half of fiscal 2010. All dollar amounts in the tables are in thousands except for figures reflected as a percentage.

Company Objectives

First Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	20%	$1,268,200	$1,321,000	$1,387,100	$1,694,900
Operating Profit	30%	($14,107.2)	($11,756.0)	($8,817.0)	$58,100.0
Free Cash Flow	25%	$5,174.4	$6,468.0	$8,085.0	$77,045.0
STEP Change Cost Savings	25%	$52,000	$57,000	$62,000	$95,000

Second Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	20%	$1,257,800	$1,324,000	$1,390,200	$1,699,300
Operating Profit	30%	$20,975.2	$26,219.0	$31,462.8	$67,600.0
Free Cash Flow	25%	$52,752.7	$62,062.0	$74,474.4	$111,500.0
STEP Change Cost Savings	25%	$41,800	$46,000	$50,200	$65,000

Automotive Division Objectives

First Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Operating Profit	30%	($17,303.0)	($16,479.0)	($14,007.2)	$43,461.5
Free Cash Flow	25%	$5,892.3	$6,547.0	$7,856.4	$72,530.0
STEP Change Cost Savings	25%	$28,200	$31,000	$33,800	$55,600
R&D Spend(1)	20%	15.1%	14.4%	13.7%	12.6%

(1)	The R&D Spend objective was related to the reduction of research and development expenses incurred by the Automotive Division, measured as a percentage of Automotive Division net sales.

Second Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Operating Profit	30%	$26,100	$29,000	$33,300	$67,300
Free Cash Flow	25%	$47,100	$52,400	$62,800	$75,300
STEP Change Cost Savings	25%	$25,400	$28,000	$30,500	$44,300
R&D Spend	20%	13.5%	12.8%	12.2%	12.0%

Consumer Division Objectives

First Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	20%	$175,800	$185,000	$194,300	$211,100
Operating Profit	30%	$2,128	$2,240	$2,576	$11,433
Free Cash Flow	30%	($25,346.5)	($23,042.3)	($20,738.1)	($8,416.0)
STEP Change Cost Savings	20%	$8,900	$9,800	$10,700	$11,400

Second Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	20%	$137,600	$144,800	$152,100	$159,200
Operating Profit	30%	($8,401.7)	($7,637.9)	($6,492.2)	($5,615.0)
Free Cash Flow	30%	$15,521.3	$17,245.9	$18,970.4	$17,276.0
STEP Change Cost Savings	20%	$7,398.7	$8,148.3	$8,898.0	$9,982.0

Professional Division Objectives

First Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	20%	$236,700	$244,000	$256,200	$254,300
Operating Profit	30%	$36,655.8	$38,585.0	$42,443.5	$43,358.0
Free Cash Flow	30%	$32,325.3	$35,917.0	$39,508.7	$55,300.0
STEP Change Cost Savings	20%	$8,200	$9,000	$9,800	$19,700

Second Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	20%	$243,000	$256,000	$269,000	$265,600
Operating Profit	30%	$39,700	$44,200	$48,600	$43,000
Free Cash Flow	30%	$36,500	$40,500	$44,600	$51,900
STEP Change Cost Savings	20%	$14,900	$16,300	$17,900	$29,800

Chief Technology Officer Objectives

First Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Mid System(1)	25%	—	—	1	1
New Product Introduction(2)	25%	50%	75%	100%	71%
STEP Change Cost Savings	25%	$52,000	$57,000	$62,000	$95,000
R&D Spend	25%	15.1%	14.4%	13.7%	12.6%

(1)	The Mid System objective was related to the development of the scalable infotainment system for the mid-segment of the automotive market and obtaining one order for such system.
(2)	The New Product Introduction (“NPI”) objective was related to improving the NPI delivery time.

Second Half Fiscal 2010

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	25%	$1,257,800	$1,324,000	$1,390,200	$1,699,300
New Orders	25%	—	—	1	1
STEP Change Cost Savings	25%	$41,800	$46,000	$50,200	$65,000
R&D Spend	25%	13.5%	12.8%	12.2%	12.0%

For Dr. Blickle, Mr. Slump and Mr. Augsburger, the Compensation Committee assigned a weight of 80% to the division objectives and a weight of 20% to the company objectives. For Mr. Lawande, the Compensation Committee assigned a weight of 100% to the functional objectives. For Mr. Paliwal and Mr. Parker, the company objectives were assigned a weight of 100%.

Like the corporate and divisional/functional objectives, individual performance objectives are intended to challenge executives to achieve stretch goals that contribute to the achievement of the annual operating plan, improve our company’s performance, and ensure that corporate and divisional financial goals are met or exceeded. Individual performance objectives are also designed to ensure successful execution of ongoing strategic objectives, such as the development and launch of new products, the rollout of new sales and distribution schemes in specific territories, and the successful execution of restructuring activities. Potential scores for achievement of individual performance objectives range from 0% to 120%. As approved by the Compensation Committee:

•

Mr. Parker’s individual objectives included goals related to strategic planning, reduction of working capital, STEP Change cost savings, and global footprint optimization. Based on his efforts and achievements against these targets, Mr. Parker received an aggregate individual objective score of 111% out of a maximum of 120%.

•	Mr. Slump’s individual objectives included goals related to improving NPI contribution margins, implementation of channel strategy for the emerging markets, strategic business development planning,

and developing a brand architecture for our company. Based on his efforts and achievements against these targets, Mr. Slump received an aggregate individual objective score of 103% out of a maximum of 120%.

•

Mr. Augsburger’s individual objectives included goals related to restructuring of facilities, cost savings in the supply chain, strategic business development planning, and global footprint optimization. Based on his efforts and achievements against these targets, Mr. Augsburger received an aggregate individual objective score of 120% out of a maximum of 120%.

•

Mr. Lawande’s individual objectives included goals related to restructuring of engineering facilities, strategic business development planning, improvement of NPI delivery times and development of a mid-level infotainment system. Based on his efforts and achievements against these targets, Mr. Lawande received an aggregate individual objective score of 110% out of a maximum of 120%.

•

Dr. Blickle’s individual objectives included goals related to restructuring of automotive division facilities, obtaining new orders, increased sales revenues and reduction of warranty costs for the automotive division. As Dr. Blickle left our company in April 2010, he was only entitled to receive his annual incentive compensation for the first half of fiscal 2010. Based on his efforts and achievements against these targets, Dr. Blickle received an aggregate individual objective score of 116% out of a maximum of 120%.

The annual incentive compensation is calculated by multiplying the total business target achievement by the individual target achievement. If the maximum business financial targets are achieved (i.e., 150%), then the achievement multiplier on the individual targets cannot exceed 100%. The following table sets forth the target awards and actual payouts, each as a percentage of base salary, for Mr. Paliwal and our named executive officers:

Name	Target Annual Incentive Award (% of base salary)	Actual Payout (% of base salary)
Dinesh Paliwal	200%	300%
Herbert Parker	75%	112.5%
Blake Augsburger	75%	112.5%
David Slump	75%	107%
Sachin Lawande	75%	112%
Dr. Klaus Blickle(1)	75%	112.5%

(1)	Dr. Blickle was only entitled to receive a payment for the first half of fiscal 2010 as the Compensation Committee determined for fiscal 2010 that employees were only eligible to receive a payment under the MIC Plan or 2008 Key Executive Plan if they were employed by our company at the time the bonus was earned.

Long-Term Equity Incentive Program

Our equity incentive plans are administered by the Compensation Committee and are designed to provide incentive compensation to executive officers and other key employees, in the form of stock options, restricted shares and RSUs.

A substantial majority of the option grants that have been awarded to our named executive officers under our equity incentive plans are “non-qualified” stock options, thereby providing us with the ability to realize tax benefits upon the exercise of these option awards. Awards of restricted shares and RSUs granted under the plans have a minimum vesting period of three years and, therefore, are generally subject to forfeiture for a period of at least three years. Time-vested awards under our equity incentive plans vest immediately upon a change in control of our company, and performance-vested awards partially vest in accordance with the terms of the award agreements. This “single trigger” vesting of our equity awards is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction, on a basis similar to that available to stockholders as a whole. These provisions also recognize that a change in control often causes significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction.

When making equity-based incentive awards, the Compensation Committee takes into consideration the dates on which we expect to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to us, our stockholders and other investors.

Fiscal 2010 Equity Awards

In September 2009, we put in place a new long-term equity incentive program for our executive committee members, including our named executive officers, granting equity in the form of 33% time-vested RSUs and 67% performance-vested RSUs (“Performance RSUs”). The value at the date of grant was set to be approximately at the 50th percentile of the Towers Perrin Survey on average across all executive officers when the target number of Performance RSUs is earned.

The number of Performance RSUs will be determined based on our company’s achievement of fiscal 2012 revenue and cost initiative goals (measured through operating margin), pursuant to the following steps:

•

First, we will determine whether two threshold goals have been achieved: Performance RSUs shall equal zero upon the occurrence of either of the following: (i) net revenue of less than $2,750,000,000, or (ii) operating margin of less than 3%. The table below illustrates by example the determination of the Target Operating Margin Goal and the Maximum Operating Margin Goal.

Net Revenue ($)	Target Operating Margin Goal	Maximum Operating Margin Goal
2,750,000,000 but equal to or below 3,000,000,000	7%	11%
4,000,000,000	8%	12%
4,432,678,324	8.865%	12.865%
5,500,000,000 and above	11%	15%

•

Second, if net revenue equals or exceeds $2,750,000,000 and operating margin equals or exceeds 3%, the “Target Operating Margin Goal” shall be determined based upon net revenue, as follows: If net revenue for fiscal 2012 is at least $2,750,000,000 but not greater than $3,000,000,000, the Target Operating Margin Goal shall equal 7%. If net revenue for fiscal 2012 exceeds $3,000,000,000 but is below $4,000,000,000, the Target Operating Margin Goal shall equal (i) 8% minus (ii) .1 additional percentage point for each $100,000,000 by which net revenue is below $4,000,000,000, rounded to the nearest .001%. If net revenue for fiscal 2012 equals or exceeds $4,000,000,000, the Target Operating Margin Goal shall equal (i) 8% plus (ii) .1 additional percentage point for each $50,000,000 by which net revenue exceeds $4,000,000,000, rounded to the nearest .001%, up to a maximum of 11%, as illustrated in the above table.

•	Third, the “Threshold Operating Margin Goal” shall be determined. The Threshold Operating Margin Goal shall equal (x) the Target Operating Margin Goal minus (y) 4 percentage points.

•	Fourth, the “Maximum Operating Margin Goal” shall be determined. The Maximum Operating Margin Goal shall equal (x) the Target Operating Margin Goal plus (y) 4 percentage points.

•	Fifth, the number of Performance RSUs shall be determined in accordance with the following matrix, based upon the actual operating margin achieved:

Operating Margin Achievement Level	Number of Performance RSUs
Below Threshold Operating Margin Goal	0
Threshold Operating Margin Goal	25% of the RSU
Target Operating Margin Goal	50% of the RSU
At or Above Maximum Operating Margin Goal	100% of RSU

The number of Performance RSUs shall be determined based upon straight-line interpolation in the event that operating margin achieved falls between the Threshold Operating Margin Goal and the Target Operating Margin Goal, or between the Target Operating Margin Goal and the Maximum Operating Margin Goal.

The fiscal 2010 long-term equity awards vest as follows:

•	Time-vested RSUs vest on the third anniversary of the grant date; and

•	Performance RSUs vest on the third anniversary of the grant date subject to the achievement of the operating margin performance goal at the end of Fiscal 2012.

The CEO’s long-term equity incentive grant in September 2009 was determined based on a revision to his employment contract providing a grant value equal to six times his annual salary in the form of 33% time-vested RSUs and 67% Performance RSUs The time-vested RSUs vest fully on September 1, 2012. The Performance RSUs will vest on September 1, 2012, subject to the achievement of the operating income targets described above.

The awards made to our named executive officers are described in more detail below under the captions “Executive Compensation — Fiscal 2010 Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at 2010 Fiscal Year-End.” For additional information regarding the compensation received by our named executive officers in fiscal 2010, see the information below under the caption “Executive Compensation — Summary Compensation Table.”

Benefits, Perquisites, and Contracts

Employment Agreements and Offer Letters

In fiscal 2010 we had employment agreements in place with Mr. Paliwal and Dr. Blickle. The employment agreement with Mr. Paliwal provides continuity and stability in leadership for the organization. Dr. Blickle is based in Germany where employment agreements with executives are customary. From time to time, we may also enter into employment offer letters with newly hired or promoted executive officers and key employees in order to attract and retain these qualified individuals. These offer letters document employment terms, including initial base salary, target incentive amounts and severance benefits that are typically limited to a qualifying termination of employment during the first year of employment. These offer letters do not make commitments to maintain salary and target incentive amounts at or above those initial levels in future years. You can find additional information regarding terms of the employment agreements and offer letters below under “Executive Compensation — Employment Agreements and Other Employment Arrangements.”

Severance and Change-in-Control Arrangements

In addition to the employment arrangements identified above, we also have entered into severance agreements with Mr. Paliwal and each of our other named executive officers, which are detailed below in this Proxy Statement under “Executive Compensation — Severance and Change in Control Benefits.” These agreements provide for severance benefits in the event of a termination of employment under specified circumstances, including following a change in control of our company. The payout amounts under these agreements range from a multiple of three times base salary plus bonus for our CEO, two times base salary plus bonus for our CFO in the event of termination of employment upon a change in control, 1.5 times base salary for our other named executive officers in the event of termination of employment upon a change in control, and one time base salary plus pro rata bonus for each of our named executive officers, except our CEO, in the event of termination of employment under specified circumstances (excluding a change in control of our company). The Compensation Committee has determined that the differences in payout amounts and other benefits under these severance agreements are reasonable and are based on a combination of competitive practices for employment arrangements for comparable positions in the broader market and the expected time to elapse in finding a new, comparable position.

If any severance payments or benefits provided to either Mr. Paliwal or Mr. Parker would be subject to the excise tax imposed on “parachute payments” by the Internal Revenue Code of 1986, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment. The Compensation Committee decided, in the exercise of its judgment, that we would not provide this benefit to any of our other named executive officers.

Under the terms of our stockholder approved equity incentive plans and the related award agreements, unvested stock options, restricted shares and RSU awards become fully vested upon a change in control of our company. We adopted this single-trigger treatment for our long-term compensation plan for the following reasons:

•	to be consistent with current market practice;

•	to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees in the face of a potential change in control by providing a benefit if they remain with our company through the date of the change in control.

The Compensation Committee believes that these benefits are in line with industry practice and are necessary and appropriate in order to attract and retain qualified senior executives.

Employee Benefits

We provide certain executive officers with supplemental retirement, termination and death benefits under our SERP. As of January 2008 we decided to suspend providing this benefit to newly hired executive officers. Dr. Blickle’s employment agreement includes pension and related benefit provisions. As described above, these differences in retirement benefits derive from his employment in Germany, where substantially all of our employees participate in a defined benefit pension program. We also provide our executive officers employed in the United States, including our named executive officers, with the opportunity to participate in our DCP. These plans are described below under the captions “Executive Compensation — Pension Benefits for Fiscal 2010 — Supplemental Executive Retirement Plan” and “Executive Compensation — Nonqualified Deferred Compensation.”

Our named executive officers are also eligible to participate in other company-sponsored benefit plans available to employees generally, including medical and life insurance. Employees, including executive officers that are employed in the United States, are eligible to participate in a company-sponsored 401(k) defined contribution plan. In January 2010, we reinstated the employer match portion of the 401(k) plan, which had been suspended in January 2009 due to the economic situation at that time.

The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by similarly situated companies.

Executive Perquisites

We provide our named executive officers with certain perquisites that have historically been provided. These perquisites include the use of company owned or leased cars and reimbursement of car-related expenses, payment of insurance premiums, relocation expenses in the event an executive officer is asked to relocate at our request, reimbursement of legal fees, and rent for temporary housing.

The Compensation Committee has determined it is appropriate to provide these perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies. In determining the total compensation payable to our named executive officers, the Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled to or which they are awarded. For a description of the perquisites received by our named executive officers during fiscal 2010, see the information below under the caption “Executive Compensation — Summary Compensation Table — All Other Compensation.”

Reducing the Possibility for Excessive Risk-Taking

Our company’s executive compensation program is designed to motivate and reward our executive officers for their performance during the fiscal year and over the long-term and for taking well thought out and appropriate business risks, such as investment in new product development, research and development, and furthering our emerging market strategy, toward achieving our long-term financial and strategic growth objectives. The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity based compensation vesting over three years.

•	Balanced Approach to Performance-Based Awards:

•	Performance targets are tied to several financial metrics, including operational sales growth, free cash flow, and operating profit. Metrics are quantitative and measurable.

•	Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics. Metrics are quantitative and measurable.

•

Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period. RSUs vest three years from the grant date.

•

Stock Ownership Guidelines: Requires our CEO to directly or indirectly own equity in our company of five times his salary and other executive officers to own equity of three times their salary, and to retain this equity throughout their tenure.

Award Adjustment Recovery Policies

We have yet to adopt any policies (sometimes referred to as “clawback” policies), regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. We have not required any named executive officer to return any award or repay any payment received in any fiscal year.

Refinements to the Compensation Program in Fiscal 2011

The Compensation Committee reviews and reassesses our compensation programs annually to determine their effectiveness and adequacy in light of the stated objectives of these programs. The Compensation Committee strives to implement programs with challenging but realizable goals so as to properly incentivize executives and align their interests with those of our stockholders. Following their review of our current programs in early fiscal 2011, the Compensation Committee has made the following decisions in relation to the long-term incentive plan:

•

Long-Term Equity Incentive Mix: Approximately one-third time-vested RSUs and two-thirds Performance RSUs (at maximum achievement level), with grant amounts set to ensure that a majority of the equity is in Performance RSUs at target.

•

Performance RSU Metrics: The fiscal 2010 Performance RSU metric was operating margin, which was a key goal under the STEP Change permanent cost reduction program. For fiscal 2011, in order to focus on long-term growth and to align management performance with stockholder return, the Performance RSU (the “2011 Performance RSUs”) metrics are a combination of earnings growth and stockholder return. For fiscal 2011, the 2011 Performance RSUs will be earned based on fiscal 2013 earnings per share (“EPS”) (weighted 50%) and total stockholder return (“TSR”) at the end of fiscal 2013 relative to a basket of peer group companies identified below (weighted 50%). The Compensation Committee believes this combination of metrics provides a balanced approach, capturing stockholder oriented earnings-based performance and external share-based performance. This change reinforces the Compensation Committee’s objectives of pay-for-performance, alignment with stockholders, and focus on driving achievement of our company’s long-range strategic plan.

•

With respect to the TSR metric, which is defined as stock price appreciation plus reinvested dividends, the beginning stock price for the 3-year relative TSR was determined by taking the 60 trading day average stock price for our Common Stock immediately prior to the grant date and will be compared to the 60 trading day average stock price for our Common Stock immediately prior to the end of the performance period. The TSR will be benchmarked against the following selected group of peer companies:

Aisin	Alpine	AU Optronics
Audi	Bang & Olufsen	Best Buy
BMW AG	Continental AG	Daimler AG
Denso	Fiat	Flextronics
Fujikon	Garmin	Honda Motors
Jabil Circuit	Johnson Control	Live Nation Entertainment
MediaMarkt	Motorola	Nokia
Onkyo	Panasonic Corp	Pioneer
Renesas	Texas Instruments	Tom Tom
Toshiba Corp	Toyota	Yamaha

The following table sets forth the targets and payout amounts for the 2011 Performance RSUs:

	Relative TSR (50% Weight)			EPS (50% Weight)(1)
	Percentile Positioning		Payout (% of Target)(2)	FY2013		Payout (% of Target)(2)
Below Threshold	<25	th	0%	<$	2.75	0%
Threshold	25	th	25%		$2.75	25%
Target	50	th	50%		$3.25	50%
Maximum	75	th	100%		$3.75	100%

(1)	EPS is a non-GAAP measure. The Compensation Committee may adjust the EPS goals to reflect (i) “one time” items, such as restructuring costs and goodwill write-offs, (ii) material acquisitions or divestitures, and (iii) changes in U.S. generally accepted accounting principles (“GAAP”).
(2)	Payouts interpolated for performance between specified levels.

The Compensation Committee believes that by selecting these metrics for the 2011 Performance RSUs it has adopted a balanced approach to capturing an external share-based measure and an internal earnings-based measure which will reward for relative performance in a volatile market while also rewarding superior earnings results.

In September 2010, the Compensation Committee also considered changes to the base salaries for our named executive officers for fiscal 2011. The Compensation Committee determined that all our executive committee members, including our named executive officers, be given a 3% merit increase in base salary for fiscal 2011. These increases became effective as of September 1, 2010.

Stock Ownership Guidelines

The Board approved and adopted executive stock ownership guidelines in fiscal 2009. These guidelines encourage our executive officers to hold ownership in our company, recognizing that stock ownership directly aligns executive interests to those of our stockholders. The guidelines encourage ownership levels in our Common Stock generally equal to a multiple of each named executive officer’s annual base salary depending on such executive’s level with our company, and increases with greater responsibility. The named executive officer stock ownership guidelines are as follows:

•	five times base salary for the CEO; and

•	three times base salary for all executive committee members, including our named executive officers.

The CEO multiple of five times is consistent with competitive market practice and recognizes that the CEO receives the greatest long-term equity-based compensation relative to his base salary. The three times multiple for our other executive committee members is also consistent with competitive market practice and reflects the smaller long-term incentive opportunity, as a percentage of their base salary, as compared to the CEO. Executives are expected to comply by December 21, 2013 or within five years of being appointed as an executive committee member of our company.

Internal Revenue Code Section 162(m)

As applicable to our company, Section 162(m) of the Internal Revenue Code (“Code”) provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (not including the chief financial officer) of a public company is not deductible for federal income tax purposes. There is an exception to this limitation for “performance-based compensation” under Section 162(m) of the Code. Bonus awards under our 2008 Key Executive Plan and option grants and certain other awards under our equity incentive plans are intended to qualify as performance-based compensation under Section 162(m) of the Code. The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. The Compensation Committee intends to continue to evaluate our company’s potential exposure to this deduction limitation. While we endeavor to use this exception to maximize the deductibility of our compensation, in order to maintain flexibility in compensating executives and to attract necessary leadership in certain circumstances, we have not adopted a policy that all compensation must be deductible. We do not believe that such a policy is in the best interests of our company or its stockholders.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation and Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

This report is submitted by the members of the Compensation and Option Committee.

Members of the Compensation and Option Committee

Edward H. Meyer (Chairman)

Brian F. Carroll

Dr. Jiren Liu

Hellene S. Runtagh

Gary G. Steel

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Risk Assessment

The Compensation Committee does not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. The Compensation Committee considered various factors that have the effect of mitigating risk and, with the assistance of ClearBridge, reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking. The Compensation Committee concluded that any such risks are mitigated by:

•

the multiple elements of our compensation packages, including base salary, annual cash incentive programs and, for most of our employees, equity awards that vest over a number of years and are intended to motivate employees to take a long-term view of our business;

•

the structure of our annual cash incentive program, which is based on (i) a number of different performance measures to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are somewhat of a stretch yet reasonable and should not require undue risk-taking to achieve;

•	effective management processes for developing strategic and annual operating plans, and strong internal financial controls; and

•	oversight of our programs by the Board and the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses all compensation earned for fiscal 2010, fiscal 2009 and fiscal 2008 by our Chairman, Chief Executive Officer and President, our Chief Financial Officer, the three other most highly paid executive officers who were employed by us as of June 30, 2010, and one former executive officer. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus		Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension and Nonqualified Deferred Compensation	All Other Compensation(5)	Total
Dinesh Paliwal,	2010	$1,125,000	$0		$4,468,113	$0	$3,375,000	$1,261,376	$141,751	$10,371,240
Chairman, CEO and President	2009	1,125,000	0		3,153,381	870,172	191,250	2,121,325	120,255	7,581,383
	2008	1,125,000	1,200,000		13,979,536	7,796,696	1,687,500	1,527,846	4,598,115	31,914,693

Herbert Parker,	2010	500,000	0		739,389	0	562,500	—	41,716	1,843,605
Executive Vice President and Chief Financial Officer(6)	2009	500,000	162,500		498,749	412,466	41,650	—	26,471	1,641,836
	2008	38,462	100,000			2,290,626	0	—	—	2,429,088

Blake Augsburger,	2010	425,000	0		739,389	0	478,125	171,032	35,813	1,849,359
Executive Vice President and President — Professional Division	2009	425,000	0		398,986	329,968	93,330	112,850	33,951	1,394,085
	2008	403,269	0		0	257,534	305,200	41,160	37,702	1,044,865

Sachin Lawande,	2010	365,000	100,000	(1)	443,502	0	439,969	—	80,537	1,429,008
Executive Vice President, Chief Technology Officer and Co-President — Automotive Division(7)	2009	305,625	0		168,928	250,293	22,440	—	39,409	786,695
								—

David Slump,	2010	380,000	0		579,194	0	405,949	—	73,476	1,438,619
Executive Vice President and President — Consumer Division(8)	2009	168,077	0		164,300	367,961	23,589	—	7,962	731,889
								—

Klaus Blickle,	2010	695,455	0		739,389	0	347,080	0	134,779	1,916,703
Former President — Automotive Division(9)	2009	685,845	0		498,749	824,948	210,495	246,535	71,147	2,537,719

(1)	For Mr. Lawande represents a special bonus not tied to the MIC Plan or the 2008 Key Executive Plan in recognition of his achievement of a restructuring target in Germany and the divestiture of our QNX business.
(2)	For all stock awards (other than the Performance RSUs), we calculated the fair value of such stock awards under FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant by the number of shares subject to such stock award. We assume zero anticipated forfeitures in connection with valuing such stock awards for purposes of FASB ASC Topic 718. For the Performance RSUs, we estimated fair value based on a model that considers the closing price of our Common Stock on the date of grant, the number of shares subject to such stock award, and the estimated probabilities of vesting outcomes. For a description of the assumptions used in determining the fair value of equity awards under FASB ASC Topic 718, see Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2010. Performance RSUs are displayed assuming target performance: the following amounts represent the maximum potential Performance RSU value by individual: Mr. Paliwal — $4,673,758; Mr. Parker — $773,419; Mr. Augsburger — $773,419; Mr. Lawande — $463,915; Mr. Slump — $605,866; and Dr. Blickle — $773,419.
(3)	The amounts reported as option awards reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 of options granted in the applicable fiscal year but without giving effect to anticipated forfeitures. For a description of the assumptions used in determining the fair value of equity awards under FASB ASC Topic 718, see Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2010.
(4)	For fiscal 2010, for each of Mr. Paliwal, Mr. Parker, Mr. Augsburger, and Mr. Slump the amount reflected in this column represents an award under the 2008 Key Executive Plan, and for all other named executive officers represents awards granted under our MIC Plan. For fiscal 2009 and fiscal 2008, for each of Mr. Paliwal and Mr. Augsburger the amount reflected in this column represents an award under the 2008 Key Executive Plan, and for all other named executive officers represents awards granted under our MIC Plan.
(5)	Includes compensation as described under the caption “— All Other Compensation” below.
(6)	Mr. Parker joined our company in June 2008 and did not earn compensation from us prior to that time.
(7)	Mr. Lawande became an executive officer of our company in January 2009.
(8)	Mr. Slump joined our company in January 2009 and did not earn compensation from us prior to that time.
(9)	Dr. Blickle joined our company in July 2008 and did not earn compensation from us prior to that time. Dr. Blickle’s status as an executive officer of our company terminated as of April 7, 2010. He is currently on garden leave until June 30, 2011. Dr. Blickle’s compensation was paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2010 in the case of bonus payments, and at the average exchange rate for the 12 months ended June 30, 2010 in the case of salary and other compensation amounts.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column in the Summary Compensation Table for fiscal 2010.

Name	Company 401(k) Contributions(1)	Value of Insurance Premiums(2)	Automobile Related Expenses(3)	Other(4)(5)(6)(7)	Total
Dinesh Paliwal	$14,700	$64,747	$29,447	$32,857	$141,751
Herbert Parker	12,692	2,622	26,402	0	41,716
Blake Augsburger	11,769	1,440	22,604	0	35,813
Sachin Lawande	12,695	839	20,471	46,532	80,537
David Slump	8,769	843	18,000	45,864	73,476
Klaus Blickle	0	18,698	47,272	68,809	134,779

(1)	Represents our contributions on behalf of each named executive officer, except Dr. Blickle, to our 401(k) defined contribution plan.
(2)	For Mr. Parker, Mr. Augsburger, Mr. Lawande and Mr. Slump the amount in this column represents life insurance premiums paid by us for coverage in excess of $50,000. For Mr. Paliwal, represents life insurance premiums paid by us for coverage in excess of $50,000 and premiums paid for a life insurance policy, an accidental death and dismemberment insurance policy and a long-term disability insurance policy. For Dr. Blickle, the amount in this column represents premiums paid by us for a life insurance policy.
(3)	Includes reimbursement of car payments or lease payments made on behalf of our named executive officers, reimbursement of gasoline, repair, and maintenance costs, taxes, insurance and parking.
(4)	For Mr. Paliwal includes $32,857 as reimbursement of legal expenses.
(5)	For Mr. Lawande represents relocation benefits payable under his employment offer letter.
(6)	For Mr. Slump represents relocation benefits payable under his employment offer letter.
(7)	For Dr. Blickle includes (a) $21,179 as reimbursement of tuition for his children, (b) $45,126 for a private pension insurance premium paid by us, and (c) $2,504 for a direct insurance premium paid by us.

Fiscal 2010 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers in fiscal 2010.

									All Other Stock Awards; Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Date of Board or Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
			Threshold($)	Target($)	Maximum($)	Threshold	Target	Maximum
Dinesh Paliwal	9/1/2009	9/1/2009							81,967	2,336,879	(4)
	9/1/2009	9/1/2009				40,984	81,967	163,934		2,131,234	(5)
	9/1/2009	9/1/2009	1,125,000	2,250,000	3,375,000

Herbert Parker	9/1/2009	9/1/2009							13,564	386,710	(4)
	9/1/2009	9/1/2009				6,782	13,564	27,128		352,679	(5)
	9/1/2009	9/1/2009	187,500	375,000	562,500

Blake Augsburger	9/1/2009	9/1/2009							13,564	386,710	(4)
	9/1/2009	9/1/2009				6,782	13,564	27,128		352,679	(5)
	9/1/2009	9/1/2009	159,375	318,750	478,125

Sachin Lawande	9/1/2009	9/1/2009							8,136	231,957	(4)
	9/1/2009	9/1/2009				4,068	8,136	16,272		211,545	(5)
	9/1/2009	9/1/2009	135,000	270,000	405,000

David Slump	9/1/2009	9/1/2009							10,625	302,919	(4)
	9/1/2009	9/1/2009				5,313	10,626	21,251		276,275	(5)
	9/1/2009	9/1/2009	142,500	285,000	427,500

Klaus Blickle	9/1/2009	9/1/2009							13,564	386,710	(4)
	9/1/2009	9/1/2009				6,782	13,564	27,128		352,679	(5)
	9/1/2009	9/1/2009	260,796	521,591	782,387

(1)	Represents the possible range of awards payable under the 2008 Key Executive Plan to Mr. Paliwal, Mr. Parker, Mr. Augsburger and Mr. Slump, and the possible range of awards payable under our MIC Plan to our other named executive officers. For additional information regarding these awards, see “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2010 — Determination of Fiscal 2010 Annual Incentive Award — Fiscal 2010 Annual Incentive Compensation Awards.”
(2)	Represents the possible range of Performance RSUs that vest on September 1, 2012 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2010 — Long-Term Equity Incentive Program — Fiscal 2010 Equity Awards.”
(3)	Represents RSUs that vest on September 1, 2012.
(4)	Represents the grant date fair value of the equity awards reported in the previous column calculated pursuant to FASB ASC Topic 718 based upon the assumptions set forth in Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2010.
(5)	Represents the grant date fair value of the Performance RSUs based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures. Assuming that the maximum performance threshold is achieved, the grant date fair value of the award would be as follows: Mr. Paliwal — $4,673,758; Mr. Parker — $773,419; Mr. Augsburger — $773,419; Mr. Lawande — $463,915; Mr. Slump — $605,866; and Dr. Blickle — $773,419.

Employment Agreements and Other Employment Arrangements

Mr. Paliwal serves as our Chairman, Chief Executive Officer and President pursuant to a letter agreement with our company entered into in May 2007. The letter agreement, as amended, provides for an annual base salary of no less than $1,125,000, and a target annual incentive award of 200% of his base salary, with a maximum annual incentive award opportunity of 300% of his base salary. In addition, Mr. Paliwal is eligible to receive an annual equity grant equal to four times his annual base salary at target and six times his annual base salary at maximum achievement. Mr. Paliwal also received a one-time cash bonus of $1,200,000 in connection with joining our company and an additional one-time cash payment of $350,000 in connection with an amendment to his letter agreement in November 2007 to offset the awards he forfeited in connection with leaving his former employer to join our company.

Mr. Paliwal is also permitted to participate in our employee benefit plans and programs. For a description of severance compensation payable to Mr. Paliwal under this agreement and his severance agreement, see below under “Executive Compensation — Severance and Change in Control Benefits — Severance and Employment Agreements.”

Until April 2010, Dr. Blickle served as head of our Automotive Division pursuant to an employment agreement with Harman Management GmbH, one of our subsidiaries. The agreement provided for an annual base salary of €500,000.

Additionally, Dr. Blickle was eligible to earn a target bonus equal to 75% of his base salary. If Dr. Blickle had completed at least three years of active, continuous service with our company, he would have been entitled to receive a retirement benefit of annual pension payments equal to €54,000 while working for us, subject to an annual increase of €18,000 for each year of active service, up to a maximum of €90,000. Dr. Blickle’s status as an executive officer of our company terminated as of April 7, 2010, although he will remain on garden leave until June 30, 2011 at which time his employment with us will terminate. As Dr. Blickle did not have three years of active, continuous service with our company prior to the termination of our employment relationship, he will not be entitled to the above retirement benefit. However, he will continue to receive his base salary and benefits until June 30, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information regarding stock options, restricted shares and RSUs held by our named executive officers that were outstanding at June 30, 2010.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Option Exercisable	Number of Securities Underlying Unexercised Option Unexercisable(1)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)
Dinesh Paliwal	07/02/2007	40,000	60,000		$116.65	07/02/2017
	10/18/2007	40,000	60,000		87.58	10/18/2017
	09/17/2008	24,250	48,498		32.14	09/17/2018
							15,000	(4)	$448,350
							9,000	(5)	269,010
							50,000	(6)	1,494,500
							28,441	(7)	850,101
							28,757	(8)	859,547
							8,039	(9)	240,286
							4,824	(10)	144,189
							81,967	(11)	2,449,994
							163,934	(12)	4,899,987
Herbert Parker	06/02/2008	101,783	30,000		43.65	06/02/2018
	09/17/2008	11,495	22,988		32.14	09/17/2018
							5,500	(13)	164,395
							7,759	(14)	231,917
							7,759	(15)	231,917
							13,564	(11)	405,428
							27,128	(12)	810,856
Blake Augsburger	03/24/2004	6,000	0		75.22	03/24/2014
	08/16/2005	4,800	1,200		82.00	08/16/2015
	06/01/2006	8,000	2,000		85.36	06/01/2016
	05/01/2007	15,000	10,000		120.83	05/01/2017
	09/17/2008	9,196	18,390		32.14	09/17/2018
	09/24/2002	2,400	0		24.12	09/24/2012
	02/22/2008			20,000	42.32	02/22/2011
							6,207	(14)	185,527
							6,207	(15)	185,527
							13,564	(11)	405,428
							27,128	(12)	810,856
Sachin Lawande	08/16/2005	800	200		82.00	08/16/2015
	05/01/2007	3,600	2,400		120.83	05/01/2017
	09/17/2008	2,000	4,000		32.14	09/17/2018
	02/02/2009	0	20,000		16.43	02/02/2019
	02/22/2008			10,000	42.32	02/22/2011
							5,000	(16)	149,450
							1,350	(14)	40,352
							1,350	(15)	40,352
							8,136	(11)	243,185
							16,272	(12)	486,370
David Slump	02/02/2009	10,000	40,000		16.43	02/02/2019
							10,000	(17)	298,900
							10,625	(11)	317,581
							21,251	(12)	635,192
Klaus Blickle	07/31/2008	10,000	15,000		41.17	07/31/2018
	09/17/2008	22,989	11,494		32.14	09/17/2018
							5,000	(18)	149,450
							7,759	(14)	231,917
							7,759	(15)	231,917
							13,564	(11)	405,428
							27,128	(12)	810,856

(1)

All the non-performance-based stock options held by our named executive officers (other than Mr. Parker) that were granted prior to September 17, 2008, vest annually at a rate of 20% commencing on the first anniversary of the date of grant. Non-performance-based stock options held by our named executive officers that were granted after September 17, 2008 vest annually at a rate of 33 1/3%

commencing on the first anniversary of the date of grant. Of the 131,783 stock options held by Mr. Parker that were granted to him on June 2, 2008, 50,000 vest annually at a rate of 20% commencing on the first anniversary of the date of grant, 49,066 vested on February 2, 2010 and 32,717 vested on May 13, 2010.

(2)

Represents performance-based stock options that vest on February 22, 2011. The number of stock options that will vest is subject to adjustment based on our achievement of pre-established performance goals. To determine the number of stock options that will vest, our company’s total stockholder return (“Company TSR”) will be compared to the total stockholder return of a peer group (“Peer TSR”) over a three-year period beginning on the date of grant (the “Performance Period”). The stock options will be cancelled if the Company TSR over the Performance Period is negative, or if the Company TSR is below the 50th percentile of the Peer TSR. If the Company TSR ranks at the 50th percentile of the Peer TSR, 33% of the stock options will vest. If the Company TSR ranks at or above the 75th percentile of the Peer TSR, 100% of the stock options will vest. If the Company TSR ranks between the 50th percentile and the 75th percentile of the Peer TSR, the number of stock options that vest will be determined by straight-line interpolation between 33% and 100%.

(3)	Based upon a market value per share of $29.89, the closing market price of our Common Stock on June 30, 2010.
(4)	The restricted shares held by Mr. Paliwal vested on July 2, 2010.
(5)	Of the 9,000 restricted shares held by Mr. Paliwal, 3,000 vest annually beginning July 2, 2010 and ending on July 2, 2012.
(6)	The RSUs held by Mr. Paliwal vest on September 17, 2011.
(7)	Of the 28,441 RSUs held by Mr. Paliwal, 20,911 vested on July 1, 2010; 3,765 vest on July 1, 2011; and 3,765 vest on July 1, 2012.
(8)	The RSUs held by Mr. Paliwal vest on September 17, 2011.
(9)	The cash-settled RSUs held by Mr. Paliwal vested on July 2, 2010.
(10)	Of the 4,824 cash-settled RSUs held by Mr. Paliwal, 1,608 vest annually starting on July 2, 2010 and ending on July 2, 2012.
(11)	The RSUs vest on September 1, 2012.
(12)	The Performance RSUs vest on September 1, 2012 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2010 — Long-Term Equity Incentive Program — Fiscal 2010 Equity Awards.”
(13)	The restricted shares held by Mr. Parker vest on June 2, 2011.
(14)	The RSUs vest on September 17, 2011.
(15)	The Performance RSUs vest on September 17, 2011. The number of Performance RSUs that will vest is subject to adjustment based on our achievement of pre-established performance goals. The performance measures for the Performance RSUs are operating income and the global footprint index. Fifty percent of the Performance RSUs can be earned based on the achievement of each measure. The number of Performance RSUs that will vest will be determined as follows: (i) no Performance RSUs will be earned for performance below the threshold level, (ii) 25% of the Performance RSUs for each measure will be earned upon achievement of the threshold level for each of the measures, (iii) 100% of the Performance RSUs for each measure will be earned upon achievement of the maximum level for each of the measures, and (iv) for performance between threshold and maximum, the number of Performance RSUs earned will be determined by straight-line interpolation.
(16)	The restricted shares held by Mr. Lawande vest on February 2, 2012.
(17)	The restricted shares held by Mr. Slump vest on February 2, 2012.
(18)	The RSUs held by Dr. Blickle vest on July 31, 2011.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information regarding the acquisition of Common Stock by Messrs. Paliwal and Lawande upon the vesting of restricted shares and RSUs and the exercise of stock options during fiscal 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Dinesh Paliwal	—	—	45,373	$2,976,178
Sachin Lawande	5,000	$137,867	—	—

(1)	Includes (i) 3,000 shares of restricted stock that vested on July 2, 2009, for which the amount realized on vesting is based on a value per share of $18.28, the closing price of our Common Stock on July 1, 2009; (ii) 23,992 shares of restricted stock that vested on March 1, 2010, for which the amount realized on vesting is based on a value per share of $43.48, the closing price of our Common Stock on February 26, 2010; (iii) 12,913 RSUs that vested on December 3, 2009, for which the amount realized on vesting is based on a value per share of $36.15, the closing price of our Common Stock on December 2, 2009; and (iv) 32,460 RSUs that vested on March 1, 2010, for which the amount realized on vesting is based on a value per share of $43.48, the closing price of our Common Stock on February 26, 2010.

Pension Benefits for Fiscal 2010

The following table provides information for our named executive officers regarding the present value of benefits as of June 30, 2010 under our SERP.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Dinesh Paliwal	SERP	24	$4,910,547	$0
Blake Augsburger	SERP	8	434,341	0

(1)	As of June 30, 2010, Mr. Paliwal had three years of service with our company. Under his letter agreement, Mr. Paliwal was credited with 21 years of service under the SERP upon joining our company, which was equal to his years of service at his previous employer. As a result of the additional credited years of service, the present value of Mr. Paliwal’s pension benefits at June 30, 2010 was increased by $1,261,376.
(2)	Amounts reported comprise the actuarial present value of the named executive officer’s accumulated benefit under the SERP as of June 30, 2010. See Note 16, Retirement Benefits, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2010, for information regarding the assumptions made in determining these values.

Supplemental Executive Retirement Plan

The SERP provides supplemental retirement, termination and death benefits to certain executive officers and key employees designated by the Board. Benefits under the SERP payable upon termination or death are described below under the caption “Executive Compensation — Severance and Change in Control Benefits — Supplemental Executive Retirement Plan.” The Compensation Committee administers the SERP. Of the named executive officers, only Mr. Paliwal and Mr. Augsburger have been designated as participants. All SERP benefits are subject to deductions for social security and federal, state and local taxes.

Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by our company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by us. Mr. Paliwal has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation, and Mr. Augsburger has been designated as a participant entitled to receive an annual retirement benefit of up to 30% of Average Cash Compensation. Unless another form of payment is approved by the administrative committee for the SERP, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving ten years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

Other Retirement Benefits

Dr. Blickle’s employment agreement provides for an annual pension benefit equal to €54,000 if Dr. Blickle completed three years of active, continuous service with our company. This benefit was to be increased by €18,000 for each year Dr. Blickle was employed by us, up to a maximum of €36,000. Dr. Blickle would have been entitled to this pension benefit once he reached age 60 and was no longer employed by us; provided, however, that if Dr. Blickle was terminated for good cause as determined by the German Civil Code on or before June 30, 2011, he would not be entitled to any pension benefit from us. As Dr. Blickle did not have three years of active, continuous service with our company, he is not entitled to any pension benefit from us.

Nonqualified Deferred Compensation

Our DCP provides supplemental retirement benefits for executive officers designated by the Compensation Committee. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested and subject to a 10% penalty on any unscheduled withdrawals. We may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of our company, any unvested amounts vest immediately and we indemnify the plan participant for any expense incurred in enforcing his or her rights under the DCP.

Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. This may be changed once in any calendar month by the plan participant. We credit earnings to the accounts based on the rate of return of the designated funds. For fiscal 2010, the designated funds produced returns ranging from (11.76)% to 5.67%. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

None of our named executive officers made contributions to our DCP in fiscal 2010, and none of our named executive officers has made contributions to such plan in the past.

Severance and Change in Control Benefits

We provide benefits to each of our named executive officers in the event his employment is terminated. We provide these benefits through our SERP, 2008 Key Executive Plan and employment and severance agreements we have entered into with some of the named executive officers.

Severance and Employment Agreements

We have entered into severance agreements with each of Messrs. Paliwal, Parker, Augsburger, Lawande and Slump (“CIC Agreement”). Mr. Paliwal’s CIC Agreement provides that if, within six months prior to or two years following a change in control, as defined below, of our company, Mr. Paliwal is terminated without cause, as defined below, or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. The CIC Agreements for the other named executive officers, as amended, provide that if within two years following a change in control a named executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. For Mr. Paliwal, the severance payment is equal to three times the sum of Mr. Paliwal’s highest annual base salary during any period prior to his termination plus his highest annual cash incentive pay during the three fiscal years preceding the change in control. For Mr. Parker, the severance payment is equal to two times the sum of Mr. Parker’s highest annual base salary during any period prior to his termination plus his highest annual cash incentive pay during the three fiscal years preceding the change in control. For each of Mr. Augsburger, Mr. Lawande and Mr. Slump, the severance payment is equal to one and one-half times his highest annual base salary during any period prior to his termination.

Each of Mr. Paliwal and Mr. Parker is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a felony; or

•	willful gross neglect or willful gross misconduct with respect to employment duties which results in material economic harm to us.

Each of our other named executive officers is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with us;

•	intentional wrongful damage to property of our company or of any subsidiary;

•	intentional wrongful disclosure of secret processes or confidential information of our company or of any subsidiary; or

•	intentional wrongful engagement in any competitive activity;

and any such act shall have been demonstrably and materially harmful to our company.

Each of our named executive officers is entitled to severance compensation if he terminates his employment within two years following a change in control (and for Mr. Paliwal, six months prior to or two years following a change in control) under the following circumstances:

•	failure to maintain his position (or one substantially equivalent) with our company;

•	significant adverse change in authority, power, function, responsibilities or duties;

•	reduction in base salary and bonus;

•	termination or reduction in employee benefits;

•	a subsequent change in control of our company in which the successor company does not assume all of our duties and obligations under the severance agreement;

•

relocation of his principal place of work of more than 50 miles or that requires him to travel away from his office 20% or more than was required in any of the three years immediately prior to the change in control; or

•	as to Mr. Paliwal only, for any reason in the thirteenth month following the change in control after a one year transition period.

In addition, each of Mr. Paliwal and Mr. Parker is entitled to severance compensation if he terminates his employment within six months prior to the change in control for good reason, which includes the following circumstances:

•	reduction in base salary and bonus;

•	as to Mr. Paliwal only, failure by our stockholders to elect or reelect him as a member of the Board;

•	diminution in any titles or a material diminution in duties or responsibilities; or

•	change in reporting relationship.

A change in control is defined as:

•

the acquisition by any person, entity or group of 25% or more of our voting stock, other than an acquisition by us or our subsidiaries or a company benefit plan, other than in a transaction that is not deemed a change in control as defined in the next bullet;

•	a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or any other transaction having a similar effect unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity or group beneficially owns 25% or more of the combined voting power of the surviving entity;

•	a majority of the directors of the surviving entity were directors of our company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our stockholders of a complete liquidation or dissolution of our company.

Each of the severance agreements for Mr. Paliwal and Mr. Parker also provides that we will pay an additional amount for Section 4999 excise taxes, subject to a limitation based on the overall cost of the severance agreement, including any additional “gross-up” payment for excise taxes, if applicable. Additionally, each of these agreements provides that Mr. Paliwal and Mr. Parker shall not engage in any competitive activity, as defined in the agreement, without our written consent, during the term of such agreement and for a period of one year after his employment is terminated.

We have also entered into a letter agreement with Mr. Paliwal (“Paliwal Agreement”) and severance agreements with Messrs. Parker, Augsburger, Lawande and Slump (“Severance Agreement”). The provisions of the Paliwal Agreement provide for severance compensation if he is terminated without cause or if he terminates his employment for good reason. Mr. Paliwal is entitled to receive a severance payment equal to (1) two times the sum of his annual base salary plus his target annual bonus at the time of his termination, (2) a pro rata annual bonus based on actual performance for the portion of the fiscal year he was employed, (3) any unpaid bonus for the fiscal year preceding the year of termination, and (4) accelerated vesting of a pro rata number of any unvested restricted shares of the restricted stock award, inducement stock award and stock option award he received upon joining our company. The provisions of the Severance Agreements provide for severance compensation if the named executive officer is terminated without cause, or terminates his employment for “good reason.” Each named executive officer is entitled to receive a severance payment equal to (1) one time his annual base salary plus (2) a pro rata annual bonus based on actual performance for the portion of the fiscal year he was employed. The terms “cause,” “good reason” and “change in control” under the Paliwal Agreement and Severance Agreements are defined in the same manner as they are defined in the CIC Agreements.

Supplemental Executive Retirement Plan

Mr. Paliwal and Mr. Augsburger are eligible for benefits under the SERP in the event of a change in control of our company or termination of employment under certain circumstances. Benefits payable under the SERP are based on the average of the participant’s highest Average Cash Compensation during any five consecutive years of employment by our company.

A participant whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to retirement benefits under the SERP, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by us. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55. Mr. Paliwal has been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation and Mr. Augsburger has been designated as a participant entitled to receive an annual termination benefit of up to 30% of Average Cash Compensation.

Additionally, if a participant’s employment is terminated for any reason other than death within three years after a change in control of our company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and we indemnify the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the SERP. Under the SERP, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

A pre-retirement death benefit equal to two or three times the highest annual cash compensation earned by a participant during his or her employment with our company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the SERP. Mr. Paliwal has been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation, and Mr. Augsburger has been designated as a participant entitled to receive a death benefit equal to two times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the SERP’s administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment.

2008 Key Executive Officers Bonus Plan

In the event of a change in control of our company, each participant in the 2008 Key Executive Plan is entitled to the award amount for that fiscal year without pro ration or any other deduction, provided that he or she is employed by us at the time of the change in control or, if the plan participant is no longer employed by us, the participant’s employment is terminated after commencement of discussions that resulted in a change in control of our company but within 180 days prior to the change in control. Under this plan, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

Summary of Benefits

The following tables quantify potential compensation that would become payable to each of Mr. Paliwal, Mr. Parker, Mr. Augsburger, Mr. Lawande and Mr. Slump, under the agreements and our plans and policies discussed above, if his employment had terminated on June 30, 2010, given his base salary as of that date and, if applicable, the closing price of our Common Stock on June 30, 2010.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive officer on the date of termination of employment and the price of our Common Stock when the termination event occurs.

For Dr. Blickle a discussion follows these tables regarding the compensation he is receiving during his garden leave period.

Dinesh Paliwal

	Cash Severance Payments($)		Tax Gross Up Payments($)	Acceleration of Equity Awards($)(1)	Pension Benefits($)(2)	Total($)
Voluntary Termination	$0		$0	$0	$4,910,547	$4,910,547
Termination With Cause	0		0	0	4,910,547	4,910,547
Termination Without Cause/Good Reason	10,125,000	(3)	0	11,207,614	7,646,829	28,979,443
Death	3,375,000	(3)	0	11,207,614	8,437,500	23,020,114
Disability	3,375,000	(3)	0	11,207,614	7,646,829	22,229,443
Retirement	0		0	0	4,910,547	4,910,547
Change in Control(4)	16,875,000	(5)	9,346,000	10,237,000	7,646,829	44,104,829

(1)	Under the terms of Mr. Paliwal’s agreements representing awards of stock options, restricted shares and RSUs, a specified amount of unvested awards become vested upon a change in control, termination without cause or for good reason, and upon Mr. Paliwal’s death or disability, as such terms are defined in the award agreements. The amounts shown represent the value of the restricted shares and RSUs on June 30, 2010, at $29.89 per share, the closing price of our Common Stock on that date. The exercise price for each of Mr. Paliwal’s unvested stock options was greater than the closing price of our Common Stock on June 30, 2010 and therefore the accelerated vesting of such options would have no value.
(2)	Includes death benefit and present value of accumulated retirement benefits, as applicable, that Mr. Paliwal would be entitled to under our SERP.
(3)	Represents the amount payable under the Paliwal Agreement.
(4)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Paliwal’s employment must occur within six months prior to or within two years following a change in control.
(5)	Represents the amount payable under Mr. Paliwal’s CIC Agreement. Also includes the award for fiscal 2011 that Mr. Paliwal is entitled to under the 2008 Key Executive Plan upon a change in control of our company.

Herbert Parker

	Cash Severance Payments	Tax Gross Up Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause/Good Reason(2)	1,063,000	0	0	1,063,000
Death	0	0	0	0
Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control(3)	3,219,000	1,289,000	1,610,000	6,118,000

(1)	Under the terms of Mr. Parker’s agreements representing awards of stock options, restricted shares and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested RSUs and unvested restricted shares on June 30, 2010, at $29.89 per share, the closing price of our Common Stock on that date. The exercise price for each of Mr. Parker’s unvested stock options was greater than the closing price of our Common Stock on June 30, 2010 and therefore the accelerated vesting of such options would have no value.
(2)	Represents the amount payable under his Severance Agreement.
(3)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Parker’s employment must occur six months prior to or within two years following a change in control.

Blake Augsburger

	Cash Severance Payments	Acceleration of Equity Awards		Pension Benefits(1)	Total
Voluntary Termination	$0	$0		$0	$0
Termination With Cause	0	0		0	0
Termination Without Cause/Good Reason(2)	903,000	14,000		0	917,000
Death	0	0		1,457,708	1,457,708
Disability	0	0		0	0
Retirement	0	0		0	0
Change in Control(4)	1,116,000	1,366,000	(3)	1,628,796	4,110,796

(1)	Represents the death benefit that Mr. Augsburger is entitled to under our SERP and the present value of accumulated retirement benefits, as applicable, that Mr. Augsburger would be entitled to under our SERP due to accelerated vesting of his benefit.
(2)	Represents the amount payable under his Severance Agreement.
(3)	Under the terms of Mr. Augsburger’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested RSUs on June 30, 2010, at $29.89 per share, the closing price of our Common Stock on that date. The exercise price for each of Mr. Augsburger’s unvested stock options was greater than the closing price of our Common Stock on June 30, 2010 and therefore the accelerated vesting of such options would have no value.
(4)	To receive these benefits under the 2008 Key Executive Plan and his CIC Agreement, a qualifying termination of Mr. Augsburger’s employment must occur within two years following a change in control.

Sachin Lawande

	Cash Severance Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0
Termination With Cause	0	0	0
Termination Without Cause/Good Reason(2)	865,000	0	865,000
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control(3)	1,078,000	1,088,000	2,166,000

(1)	Under the terms of Mr. Lawande’s agreements representing awards of stock options, RSUs and restricted shares, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested RSUs and unvested restricted shares on June 30, 2010, at $29.89 per share, the closing price of our Common Stock on that date. Except for unvested stock options to purchase 20,000 shares of our Common Stock at an exercise price of $16.43 per share, the exercise price for each of Mr. Lawande’s unvested stock options was greater than the closing price of our Common Stock on June 30, 2010 and therefore the accelerated vesting of such options would have no value.
(2)	Represents amount payable under his Severance Agreement.
(3)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Lawande’s employment must occur within two years following a change in control.

David Slump

	Cash Severance Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0
Termination With Cause	0	0	0
Termination Without Cause/Good Reason(2)	786,000	0	786,000
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control(3)	976,000	1,790,074	2,766,074

(1)	Under the terms of Mr. Slump’s agreements representing awards of stock options, RSUs and restricted shares, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested RSUs and unvested restricted shares on June 30, 2010, at $29.89 per share, the closing price of our Common Stock on that date. Except for unvested stock options to purchase 40,000 shares of our Common Stock at an exercise price of $16.43 per share, the exercise price for each of Mr. Slump’s unvested stock options was greater than the closing price of our Common Stock on June 30, 2010 and therefore the accelerated vesting of such options would have no value.
(2)	Represents amount payable under his Severance Agreement.
(3)	To receive these benefits under the 2008 Key Executive Plan and his CIC Agreement, a qualifying termination of Mr. Slump’s employment must occur within two years following a change in control.

Former Officer

Former President — Automotive Division. Dr. Blickle served as our President — Automotive Division through April 7, 2010, when he went on garden leave. In connection with the change in his status, Dr. Blickle will continue to receive his base salary and benefits until June 30, 2011 in accordance with the terms of his employment agreement with our company. As of June 30, 2010, the aggregate value of payments under his employment agreement is $612,000. Dr. Blickle is also entitled to a death benefit equal to $611,900. Dr. Blickle’s compensation is paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

The Board has not adopted a formal written policy regarding a transaction or series of transactions involving our company and a related party. A related party is one of our executive officers, directors, a person owning more than 5% of any class of our securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. The Board may consider the desirability of adopting a formal written policy during fiscal 2011. However, given our history and past practice, the Board may decide that such action is unnecessary.

While the Board has not adopted a formal written policy, directors are typically made aware of any transaction or transactions involving our company and a related party. On an annual basis, we request that each of our directors and executive officers identify potential related party transactions involving the director or executive officer and his or her family. If such transactions are discovered, they must be approved by either the Audit Committee or the Board. In addition, our Code of Business Conduct provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to our interests.

Certain Relationships

KKR

Brian F. Carroll, one of our directors, is a member of KKR & Co. LLC, which serves as a general partner of KKR. Rajat K. Gupta, another of our directors, is also a paid advisor to KKR.

On October 22, 2007, we entered into an agreement terminating the merger agreement with companies formed by investment funds affiliated with KKR and GS Capital Partners VI Fund, L.P. and its related funds (“GSCP”), which are sponsored by Goldman, Sachs & Co. Under this termination agreement, we, KKR, affiliates of KKR and GSCP agreed to release each other from all claims and actions arising out of or related to the merger agreement and the related transactions. In connection with this termination agreement, we issued $400.0 million of Notes, of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk, and $57.2 million was purchased by affiliates of GSCP. We also agreed to provide KKR registration rights with respect to the Notes purchased in the transaction and our Common Stock into which the Notes may be converted.

Further, in connection with the purchase of the Notes, KKR has the right to designate a nominee to the Board, for the Board’s consideration, which designee must be qualified and suitable to serve under all of our applicable policies and guidelines and other regulatory requirements, meet the independence requirements of the New York Stock Exchange and otherwise be acceptable to the Board in its good faith discretion. For so long as KKR continues to have ownership rights as to at least $200.0 million principal amount of the Notes or until the occurrence of other specified events, KKR will have the right to select a successor designee in the event the designee ceases to serve on the Board, provided the membership requirements are met. Mr. Carroll was KKR’s nominee. Based upon the recommendation of the Nominating Committee, the Board appointed Mr. Carroll as a director to serve for a term expiring at the 2011 Annual Meeting of Stockholders.

The terms of this transaction were negotiated on an arms-length basis and were fair and in the best interests of our company. Neither Mr. Carroll nor Mr. Gupta have a material interest in this transaction.

Neusoft

Dr. Liu, one of our directors, is the chairman and chief executive officer of Neusoft Corporation. We have entered into a three-year agreement with Neusoft for engineering services. It is anticipated that total charges for services payable to Neusoft under this agreement in the initial year will range from $2,000,000 to $4,000,000.

The terms of this transaction were negotiated on an arms-length basis and were fair and in the best interests of our company. Dr. Liu does not have a material interest in this transaction.

PROPOSAL NO. 2

AMEND OUR 2002 AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

The board of directors recommends that you vote FOR the amendment to the 2002 Amended and Restated Stock Option and Incentive Plan to increase the number of shares by 1,100,000.

General

The purpose of the 2002 Amended and Restated Stock Option and Incentive Plan (“2002 Plan”) is to:

•	attract, motivate and retain key employees capable of contributing to the successful performance of our company;

•	provide an incentive through stock ownership for participants to achieve long-range performance goals and create value for stockholders; and

•	enable employees to participate in our long-term growth.

The 2002 Plan provides for the grant of incentive and non-statutory stock options, restricted stock and RSUs. The maximum number of shares of our Common Stock available for issuance under the 2002 Plan is currently 6,760,000 shares. The 2002 Plan currently limits the number of shares that can be granted as restricted stock or RSUs to 2,150,000 shares. As of September 30, 2010, approximately 211 employees were eligible for grants under the 2002 Plan. The closing price of our Common Stock on September 30, 2010, as reported by the New York Stock Exchange was $33.41. The 2002 Plan will expire on November 8, 2012.

Administration and Eligibility

Our Compensation Committee has adopted standards for the grant of awards under the 2002 Plan to eligible employees. The Compensation Committee periodically reviews the standards to determine if the levels of awards appropriately reflect our growth and the value of our Common Stock. The Compensation Committee determines the terms and conditions of each award, including:

•	who will participate in equity awards;

•	the type of equity awards;

•	the form of payment of the exercise price, if applicable;

•	the number of shares subject to awards;

•	when the awards vest or become exercisable; and

•	the terms of exercise or issuance.

The exercise price of any stock option grant may not be less than 100% of the fair market value of our Common Stock on the date of grant. The term of an option grant may not exceed ten years. In addition, option grants under the 2002 Plan may not be re-priced without stockholder approval.

We award equity under the following principal programs:

•

New Hire Equity Grants. We use a new hire equity grant program in the hiring process for certain employees and executives during the fiscal year. Eligibility for new hire awards is limited and the size of the award is generally based on the employee’s grade at his or her date of hire. The Compensation Committee has authorized our CEO and Executive Vice President, Chief Human Resources Officer to approve and administer new hire awards. Awards to newly hired executive officers require specific approval by the Compensation Committee prior to grant.

•

General Equity Grant. Each year the Compensation Committee decides if it is going to approve a broad-based equity grant. The general grant is based on an employee’s grade, which determines the number of options and/or RSUs that may be awarded to each eligible employee, other than our executive officers. The exercise price of the general stock option grant is pre-approved by the

Compensation Committee and set as the closing price of our Common Stock on the date of the grant. Awards to our executive officers are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Description of Amendment to the Plan

We believe our compensation programs must be competitive to attract and retain the talented people who are crucial to our success, and our long-term incentive program is an important component of our compensation philosophy. Our current program recognizes that using a combination of both stock options and RSUs is a responsible and reasonable approach to continuing to use equity as part of our overall compensation program.

Stock options are inherently performance-based because their value is directly tied to the price of our Common Stock over time. Our employees only benefit from stock options when the price of our Common Stock has increased, as do stockholders. Time-vested RSUs are also directly tied to the price of our Common Stock over time. Although employees will always realize value when vesting restrictions lift, typically after three years, they will only realize that value after a substantial period of service, which encourages them to approach their jobs with a long-term perspective. In fiscal 2010, we began granting performance-vested RSUs to executive officers in addition to time-vested RSUs. Employees continue to receive time-vested RSUs and time-vested options. Performance-vested RSUs provide a benefit only if the performance metrics are met at the end of the performance period. Since performance-vested RSUs may not pay out at all, it is completely “at risk” compensation. During vesting and performance periods, our employees and executive officers will be motivated to build value for our company and its stockholders. Value creation, as measured by our stock price, clearly aligns our equity program with stockholder interests.

We also believe that equity should be distributed responsibly to manage the potential dilutive impact of awards granted while continuing to provide meaningful awards to substantially all of our employees. In fiscal 2009, we began granting time-vested RSUs in combination with stock options, with time vested RSUs comprising one-third of the grant value of our equity grants for our employees, excluding our executive committee members and certain key employees. Awarding both RSUs and stock options uses significantly fewer shares while delivering comparable value to our employees. Of the 1,338,463 shares currently available for issuance under the 2002 Plan, 165,947 shares are available for issuance as RSUs, restricted stock awards or dividend equivalents, and 1,172,516 are available for issuance as stock options. With respect to the 1,100,000 additional shares approved for issuance under the 2002 Plan (the “Additional Shares”), each RSU, restricted stock award and dividend equivalent we grant will reduce the number of Additional Shares available for future grants by 1.5 shares, and each stock option will reduce the number of Additional Shares available for future grants by one share. We believe that the use of RSUs provides us with a useful tool that allows us to continue to grant broad-based equity incentives to employees while managing share usage and dilution.

On August 31, 2010, the Compensation Committee reviewed our existing equity plans, our history of granting stock options, RSUs and restricted stock awards, our new executive long-term incentive program, and our intentions for using equity as part of our total compensation program for the coming fiscal year. Our plans will result in a shortage of shares going forward that will impact our ability to remain competitive in attracting and retaining employees unless and until our stockholders approve the issuance of additional shares. Following that review, the Compensation Committee recommended to the Board, and on September 1, 2010, the Board approved, subject to stockholder approval, an increase of 1,100,000 shares available for issuance under the 2002 Plan. The increase in shares authorized for issuance under the 2002 Plan is the only change to the 2002 Plan we are proposing for approval by our stockholders.

All shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. If the amendment is approved, the amount of awards that will be received or allocated to our executive officers and our other employees is not determinable at this time because such benefits would be awarded in the future. The Board believes that the requested additional shares to the 2002 Plan will provide sufficient shares to meet our needs for equity awards until the expiration of the 2002 Plan on November 8, 2012.

Federal Income Tax Consequences Relating to the Plan

The following is a summary of the principal U.S. federal income tax consequences generally applicable to stock option awards to a U.S. employee under the 2002 Plan. Note that there may be state, local, foreign and other taxes applicable to participants in the 2002 Plan which are not described below.

The grant of a stock option does not result in taxable income to the option holder or in a tax deduction for us. An employee exercising an incentive stock option (“ISO”), as defined under Section 422 of the Code has no taxable income upon exercise for regular income tax purposes, but may be subject to the alternative minimum tax. No tax deduction is available to us upon the exercise of an ISO. Upon the exercise of a non-statutory stock option, the employee has ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option exercise price (the spread at exercise), and a corresponding deduction is available to us.

An employee who disposes of shares acquired upon exercise of an ISO within one year following the date of exercise or within two years from the date of grant will have income, taxable at ordinary income rates, equal to the spread at exercise (or, with limited exceptions, to the gain on disposition, if less), and a corresponding deduction will be available to us. Any additional gain recognized in the disposition will be taxed as a capital gain, either at long-term or at short-term gain rates depending on the employee’s tax holding period in the shares. If the employee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized on a subsequent sale or exchange is treated as long-term capital gain or loss, and no corresponding tax deduction is available to us. Any gain or loss recognized upon a sale or exchange of shares acquired upon exercise of a non-statutory stock option will be taxed as a capital gain or loss, long-term or short-term depending on the holder’s tax holding period in the shares. We are not entitled to claim a deduction for any such gain or loss.

With limited exceptions, an ISO exercised more than three months following termination of the optionee’s employment will be treated for tax purposes as a non-statutory stock option, as will ISOs granted to any employee to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the time of grant) in excess of $100,000.

Under Section 162(m) of the Code, the deduction available to a public corporation for compensation in any year to any of its chief executive officer or other three highest-paid named executive officers (other than the chief financial officer) in office at the end of the year is limited to $1 million, subject to several important exceptions. Qualifying performance-based compensation is not subject to this deduction limit. The compensation associated with a stock option is treated as performance-based for this purpose if the stock option is granted with an exercise price at least equal to the fair market value of the underlying stock and is granted under a plan the material terms of which, including limits on the number of options that may be granted to any person in a specified period, are approved by stockholders. Stock options granted under the 2002 Plan are intended to be eligible for this performance-based exception.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change of control may be required to be valued and taken into consideration to determine whether an award holder has received a compensatory payment, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the award holder, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and a corresponding tax deduction may not be available to us.

Section 409A of the Code requires acceleration of income and imposes an additional 20% tax, and in some cases an additional tax in the nature of interest, in the case of “nonqualified deferred compensation” arrangements that do not comply with the requirements of Section 409A. Stock options granted under the 2002 Plan are intended to be eligible for an exemption from the requirements of Section 409A.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2010, the 1992 Incentive Plan and the 2002 Plan were the only compensation plans under which securities of our company were authorized for issuance. These plans, including amendments thereto, were approved by our stockholders. The table provides information as of June 30, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under existing equity compensation plans(2)
Equity compensation plans approved by security holders	3,961,392	$55.68	2,174,336
Equity compensation plans not approved by security holders	0	—	0
Total	3,961,392	$55.68	2,174,336

(1)	Includes 1,130,223 RSUs and restricted shares issued under the 2002 Plan.
(2)	Represents 2,174,336 shares of Common Stock available for issuance under the 2002 Plan. No further awards may be made under the 1992 Incentive Plan.

Including the awards granted through September 30, 2010, (1) 2,898,670 shares of Common Stock may be issued upon exercise of outstanding stock options under the 2002 Plan, (2) 115,200 shares of Common Stock may be issued upon exercise of outstanding stock options under the 1992 Incentive Plan, (3) our company’s outstanding stock options have a weighted-average exercise price of $53.55 and a weighted average remaining term of 7.3 years, (4) the number of outstanding unvested full-value shares, including RSUs and restricted stock of our company, is 1,782,488, and (5) 1,338,463 shares of Common Stock are available for issuance under the 2002 Plan, of which 165,947 are available for issuance as RSUs, restricted stock awards and dividend equivalents, and 1,172,516 are available for issuance as stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of September 30, 2010, the beneficial ownership of shares of our Common Stock for (a) all stockholders known by us to beneficially own more than 5% of the shares of our Common Stock, (b) each of our current directors, (c) our named executive officers and (d) all of our directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power over the shares listed below. Unless otherwise noted, the address of each holder is 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Some of the information in the table is based on information included in filings made by the beneficial owners with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage(2)
Capital Research Global Investors(3)	4,705,000	6.8%
Capital World Investors(4)	5,042,000	7.2%
T. Rowe Price Associates, Inc.(5)	3,836,300	5.5%
The Growth Fund of America, Inc.(6)	4,277,800	6.1%
FMR LLC(7)	5,932,530	8.5%
Dinesh C. Paliwal	256,528	*
Brian F. Carroll(8)	9,743	*
Harald Einsmann	20,118	*
Rajat K. Gupta	3,836	*
Ann McLaughlin Korologos	59,943	*
Jiren Liu	0	*
Edward H. Meyer	67,896	*
Kenneth M. Reiss	6,143	*
Hellene S. Runtagh	4,708	*
Gary G. Steel	8,643	*
Herbert Parker	141,543	*
Blake Augsburger	56,235	*
Klaus Blickle	37,989	*
David Slump	20,000	*
Sachin Lawande	8,600	*
All directors and executive officers as a group (16 persons)	701,925	1.0%

*	Less than 1%
(1)	As required by the rules of the SEC, the table includes shares of our Common Stock that may be acquired pursuant to stock options exercisable within 60 days from September 30, 2010 as follows: Mr. Paliwal (168,499 shares), Mr. Carroll (6,800 shares), Dr. Einsmann (6,800 shares), Ms. Korologos (48,000 shares), Mr. Meyer (48,000 shares), Mr. Reiss (3,200 shares), Mr. Steel (3,200 shares), Mr. Parker (124,772 shares), Mr. Augsburger (55,791 shares), Dr. Blickle (32,989 shares), Mr. Slump (10,000 shares), Mr. Lawande (8,600 shares), and all directors and executive officers as a group (508,051 shares). The table also includes shares of Common Stock held in the 401(k) retirement savings plan by all executive officers as a group (12,758 shares). The table does not reflect acquisitions or dispositions of shares of our Common Stock, including grants or exercises of stock options, after September 30, 2010.
(2)	Based on 69,565,073 shares of our Common Stock outstanding as of September 30, 2010.
(3)	Information with respect to Capital Research Global Investors (“CRGI”) is based on the Schedule 13G/A filed with the SEC on May 10, 2010 by CRGI. CRGI, a division of Capital Research and Management Company (“CRMC”), has sole dispositive power with respect to 4,705,000 shares of our Common Stock and sole voting power with respect to 2,705,000 shares of our Common Stock as of April 30, 2010. The address of CRGI is 333 South Hope Street, Los Angeles, California 90071.
(4)

Information with respect to Capital World Investors (“CWI”) is based on the Schedule 13G/A filed with the SEC on February 11, 2010 by CWI. CWI, a division of CRMC, has sole dispositive power with respect to

5,042,000 shares of our Common Stock and sole voting power with respect to 3,270,000 shares of our Common Stock as of December 31, 2009. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.

(5)	Information with respect to T. Rowe Price Associates, Inc. (“T. Rowe”) is based on the Schedule 13G/A filed with the SEC on February 12, 2010 by T. Rowe. T. Rowe has sole dispositive power with respect to 3,836,300 shares of our Common Stock and sole voting power with respect to 765,250 shares of our Common Stock as of December 31, 2009. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.
(6)	Information with respect to The Growth Fund of America, Inc. (“Growth Fund”) is based on the Schedule 13G/A filed with the SEC on February 12, 2010 by Growth Fund. Growth Fund is advised by CRMC, and has sole dispositive power with respect to 0 shares of our Common Stock and sole voting power with respect to 4,277,800 shares of our Common Stock as of December 31, 2009. The address of Growth Fund is 333 South Hope Street, Los Angeles, California 90071.
(7)	Information with respect to FMR LLC (“FMR”) is based on the Schedule 13G/A filed with the SEC on February 16, 2010 by FMR. FMR is advised by Fidelity Management & Research Company, and has sole dispositive power with respect to 5,932,530 shares of our Common Stock and sole voting power with respect to 48,594 shares of our Common Stock as of December 31, 2009. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(8)	Mr. Carroll is a member of KKR which holds $342.8 million aggregate principal amount of the Notes as described above under the caption “Certain Relationships and Related Transactions — Certain Relationships — KKR.” Mr. Carroll disclaims beneficial ownership of any Notes held by KKR.

INDEPENDENT AUDITOR

Selection

KPMG LLP served as our company’s independent auditor for fiscal 2010. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2010 and fiscal 2009, and fees billed for other services rendered by KPMG LLP.

	Fiscal 2010	Fiscal 2009
Audit fees(1)	$3,825,000	$4,644,000
Audit-related fees(2)	60,000	37,000
Tax fees(3)	399,000	257,000
All other fees(4)	21,000	0
Total	$4,305,000	$4,938,000

(1)	Audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q for those years and foreign statutory audits.
(2)	Audit-related fees consist principally of the audit of our retirement savings plan and pension schemes.
(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.
(4)	All other fees consist principally of fees for consulting on various accounting matters and the preparation and audit of foreign export and import documents.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to our company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2010 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of three directors who are neither officers nor employees of Harman International Industries, Incorporated (“Harman”). All members of the Audit Committee are “independent” as that term is defined by the New York Stock Exchange listing standards. The committee operates under a written charter approved by the Board.

In connection with its review of the audited financial statements appearing in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, the Audit Committee:

•	discussed these financial statements with Harman’s management and KPMG LLP, its independent auditors;

•

discussed with KPMG LLP those matters related to the conduct of the audit that are required to be communicated by the independent registered accounting firm to the Audit Committee under the Rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), including KPMG LLP’s judgments as to the quality, not just the acceptability of Harman’s accounting principles; and

•

received and reviewed the written disclosures and the letter from KPMG LLP regarding its independence from Harman, as set forth in the applicable requirements of the PCAOB, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed with the SEC.

This report is submitted by the members of the Audit Committee.

Members of the Audit Committee

Kenneth M. Reiss (Chair)

Dr. Harald Einsmann

Hellene S. Runtagh

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during fiscal 2010, except that: each of Mr. Carroll, Dr. Einsmann, Mr. Gupta, Ms. Korologos, Mr. Meyer, Mr. Reiss, Ms. Runtagh and Mr. Steel inadvertently filed one late Form 4 each of which related to the annual grant of RSUs on December 8, 2009.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in our proxy materials for the 2011 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by us at 400 Atlantic Street, Suite 1500, Stamford, CT 06901 by June 23, 2011 and otherwise comply with all requirements of the SEC for stockholder proposals.

Our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to our company’s Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which we first mailed our proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2011 Annual Meeting of Stockholders must be received not later than August 22, 2011. However, our Bylaws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the tenth day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Bylaws. A copy of the Bylaws is available upon request from our company’s Secretary.

Our Bylaws provide that notice of a stockholder’s intent to make a nomination for director at the 2011 Annual Meeting of Stockholders must be received by the Secretary of our company 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the Bylaws. Stockholders may also submit recommendations for director candidates to the Nominating Committee by following the procedures described above under the caption “The Board, Its Committees and Its Compensation — Stockholder Recommendations.”

OTHER MATTERS

The Board does not intend to present any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Dinesh C. Paliwal

Chairman, Chief Executive Officer and President

Stamford, CT

October 13, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET http://www.proxyvoting.com/har Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
VOTE BY MAIL Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

        82392

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES SET FORTH IN PROPOSAL NO. 1 AND “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED 2002 STOCK OPTION AND INCENTIVE PLAN SET FORTH IN PROPOSAL NO. 2.	Please mark your votes as indicated in this example	☒

1.	PROPOSAL FOR ELECTION OF DIRECTOR NOMINEES:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

01 Dr. Harald Einsmann 02 Ann McLaughlin Korologos 03 Kenneth M. Reiss		☐	☐	☐	2.	PROPOSAL TO AMEND THE AMENDED AND RESTATED 2002 STOCK OPTION AND INCENTIVE PLAN.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					Using blue or black ink, please mark, sign, date and promptly return this proxy card in the enclosed envelope. In the case of a corporation, partnership or other legal entity, the full name of the organization should be used and the signature should be that of a duly authorized officer, partner or other person.
*Exceptions _______________________________________________________________________

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Meeting: December 8, 2010

at 11:00 a.m. EST

Location:	Harman International Industries, Incorporated 400 Atlantic Street 15th Floor Stamford, CT 06901

For directions, please call Investor Relations at (203) 328-3504, or go to:

http://www.harman.com/investorinformation

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on December 8, 2010. The Notice and Proxy Statement, Annual Report and Form 10-K are available at https://materials.proxyvote.com/413086.

▼ FOLD AND DETACH HERE ▼

PROXY

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

Annual Meeting of Stockholders – December 8, 2010

The undersigned hereby appoints each of Herbert K. Parker and Todd A. Suko, with the power to appoint his or her substitute, as proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 8, 2010 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 13, 2010.

When properly executed, this proxy will be voted as specified on the reverse side hereof or, if not specified, will be voted FOR each of the director nominees set forth in the proposal for the election of directors and FOR the proposal to amend the Amended and Restated 2002 Stock Option and Incentive Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 82392